EXHIBIT 10
OPERATING AGREEMENT
OF
JEANCO, LLC
February 9, 2007

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OPERATING AGREEMENT
OF
JEANCO, LLC
     THIS OPERATING AGREEMENT (the “Agreement”) of JEANCO, LLC (the “Company”) is made and entered into effective as of February 9, 2007, by and between MGM JEAN, LLC, a Nevada Limited Liability Company (“MGM Jean”) and JEANCO REALTY DEVELOPMENT, LLC (“JRD”), a Nevada limited liability company, as members (the “Members”) and managers (individually, a “Manager” or collectively, the “Managers”) of the Company.
ARTICLE 1
FORMATION
     1.1 Formation. The Company has been formed or will be formed pursuant to the Nevada Limited Liability Company Act (the “Act”) by filing of the Articles of Organization with the Nevada Secretary of State. The parties agree to promptly execute all amendments of the Articles of Organization and all other documents that are needed to enable the Members to accomplish all filing, recording, publishing and other acts necessary or appropriate to comply with all requirements for the formation and continuation of the Company under the Act.
     1.2 Intent. The Members intend that the Company be operated as a “partnership” for federal and state income tax purposes. No Member may take any action inconsistent with the express intent of the parties hereto as set forth herein.
     1.3 Definitions. The following terms used in this Agreement have the meanings described below:
     “Act” means the Nevada Limited Liability Company Act.
     “Affiliate” means, with respect to the subject Person (a) any Person directly or indirectly controlling, controlled by or under common control with the subject Person and (b) any officer, director, partner, manager, member or trustee of either such Person. For purposes of this definition, the terms “controlling,” controlled by,” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect the majority of the directors, managers, general partners, or Persons exercising similar authority with respect to such Person or entities. Notwithstanding anything to the contrary, “Affiliate” does not include Tracinda Corporation and its affiliated (other than the Company and its Subsidiaries) and Persons not controlled or managed by the Company that are associated with the Company in a business venture.
     “Agreement” means this Operating Agreement, as it may be amended from time to time, complete with all exhibits and schedules hereto.
     “Appraisal Notice” is defined in Section 7.5(c).

     “Appraised Value” is defined in Section 7.5(c).
     “Arbitrator” is defined in Section 12.4.
     “Assignee” is defined in Section 9.5.
     “Available Cash Flow” means the Company’s gross cash proceeds from any source, except amounts borrowed from Members, their Affiliates or third parties, less the portion thereof used to pay or establish reserves for the Company’s ordinary and necessary expenses and fees in amounts and for purposes set forth in the then Overall Approved Budget/Plan, principal and interest payments on all Company debt (including Member Loans), capital improvements, replacements and contingencies, all as reasonably determined by the Managers (taking into account, to the extent applicable, amounts available to the Company from Company loan proceeds to pay off Company expenses). Available Cash Flow shall not be reduced by depreciation, amortization or other similar non-cash allowances, and shall be increased by any reductions in reserves which, when previously established, reduced Available Cash Flow.
     “Bankruptcy” means, with respect to a Person, the happening of any of the following:
          (a) the making by such Person of a general assignment for the benefit of creditors;
          (b) the filing by such Person of a voluntary petition in bankruptcy or the filing by such Person of a pleading in any court of record admitting in writing an inability to pay debts as they become due;
          (c) the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Person to be bankrupt or insolvent;
          (d) the filing by such Person of a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;
          (e) the filing by such Person of an answer or other pleading admitting the material allegations of, or consenting to, or defaulting in answering, a bankruptcy petition filed against such Person in any bankruptcy proceeding;
          (f) the filing by such Person of an application or other pleading or any action otherwise seeking, consenting to or acquiescing in the appointment of a liquidating trustee, receiver or other liquidator of all or any substantial part of such Person’s properties;
          (g) the commencement against such Person of any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation which has not been quashed or dismissed within one hundred eighty (180) days; or
          (h) the appointment, without the consent or acquiescence of such Person of a liquidating trustee, receiver or other liquidator of all or any substantial part of such Person’s properties without such appointment being vacated or stayed within ninety (90) days and, if stayed, without such appointment being vacated within 90 days after the expiration of any such stay.
     “Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in Las Vegas, Nevada are authorized or required to close under the laws of the State of Nevada or applicable federal law.
     “Business Plan” is defined in Section 6.1(b)(i).
     “Capital Contribution” means, with respect to any Unit Holder, the amount of money contributed by that Unit Holder to the Company and, if property other than money is contributed, the initial Gross Asset Value of such property, net of liabilities assumed or taken subject to by the Company.
     “Cloobeck Family” means Stephen J. Cloobeck and/or Richard Cloobeck or their lineal descendants.
     “Code” means the Internal Revenue Code of 1986 (or successor thereto), as amended from time to time.
     “Company” means the limited liability company formed pursuant to this Agreement, as such limited liability company may from time to time be constituted.
     “Confidential Information” is defined in Section 7.4.
     “Contribution Date” means the date on which any Member makes an Initial Capital Contribution to the Company in accordance with the provisions of Section 3.2.
     “Contribution Value” is defined in Section 3.2(a)(i).
     “Default Interest Rate” means Prime Rate plus five percent (5%).
     “Defaulting Member” means a Member that has committed an event of default as described in Section 7.5.
     “Delinquent Member” is defined in Section 3.4.
     “Development Budget” is defined in Section 6.1(b)(iii).
     “Development Business” is defined in Section 2.3(b).
     “Development Business Manager” is defined in Section 6.1(a).
     “Development Business Approved Budget/Plan” is defined in Section 6.1(b)(v).
     “Development Business Operating Budget” is defined in Section 6.1(b)(iv).

     “Disposing Member” is defined in Section 9.8.
     “Disposition Notice” is defined in Section 9.8.
     “Dispute” means any claim, dispute or other matter in controversy between the Members or one or more Members and the Manager arising directly or indirectly out of or relating to this Agreement or the subject matter hereof, including, without limitation, one involving an alleged violation of law, an alleged default by the Manager or an officer (if any) of the Company, an alleged breach of this Agreement (including, without limitation, for non-payment of any Capital Contribution and the re-determination of the Percentage Interest of the Members pursuant to Section 3.4(b)) or alleged misconduct by a Member, whether or not during the term or after the termination of this Agreement. Any such claim, dispute or matter in controversy against or involving the Manager or an officer (if any) of the Company shall be brought by or against the Member that is affiliated with the Manager or such officer. Except as set forth below in this definition, a “Dispute” shall exclude any claim, dispute or other matter in controversy not involving (i) an alleged violation of law; (ii) an alleged default by the Manager or an officer (if any) of the Company; (iii) an alleged breach of this Agreement; or (iv) the alleged misconduct of a Member, unless the failure to resolve the matter would, or could reasonably be expected to, adversely affect the ability of the Company to continue to operate in the ordinary course or to maximize its enterprise potential. Any Major Decision proposed to be executed, taken or performed by the Managers which has not received Unanimous Consent shall be a “Dispute” and shall be subject to mediation and arbitration under Article 12. Notwithstanding the foregoing, the question of whether a particular claim, dispute or other matter in controversy constitutes a “Dispute” hereunder shall be a Dispute and subject to the terms of Article 12.
     “Dispute Notice” is defined in Section 12.1.
     “Encumbrance” means any mortgage, pledge, lien, charge, hypothecation, security interest, encumbrance, adverse right, interest or claim, license, covenant, title defect, option, right of first refusal or other restriction or limitation of any nature whatsoever.
     “Excluded Assets” means that certain real property located in Sloan, Nevada, more particularly described in Exhibit “C” hereof, which, as of the Formation Date, is owned by Jean Development Company, a Nevada general partnership.
     “Fiscal Year” means the year on which the accounting and federal income tax records of the Company are kept, as identified in Section 8.2 hereof. The first Fiscal Year shall start on the organization date of the Company and the last Fiscal Year shall end on the termination of the Company.
     “Formation Date” means the date first appearing on this Agreement.
     “Gaming” means to deal, operate, carry on, conduct, maintain or expose for play any game as defined in Nevada Revised Statute § 463,0152, or to operate an inter-casino linked system.
     “Gaming Business” is defined in Section 2.3(a).

     “Gaming Business Manager” is defined in Section 6.1(a).
     “Gaming Business Operating Budget” is defined in Section 6.1(b)(ii).
     “Gaming Laws” means any Law governing or relating to Gaming.
     “Greenspun Family” means Hank and/or Barbara Greenspun or their lineal descendants.
     “Guarantor” means each of American Nevada Holdings, LLC, a Nevada limited liability company, and Diamond Resorts, LLC, a Nevada limited liability company.
     “Improvements” means any and all improvements included in or built or to be built on the Property by the Company pursuant to the Master Plan.
     “Indemnitee” is defined in Section 6.6(a).
     “Independent Activities” is defined in Section 6.11(a).
     “Initial Capital Contribution” is defined in Section 3.2.
     “Initial Capital Contribution Date” is defined in Section 3.2(a)(i).
     “JRD Successor” means any Person who is a Permitted Transferee of JRD’s Units and to whom such Units have been Transferred in compliance with the terms of Article 9.
     “Law” is defined in Section 10.8(b).
     “Lending Member” is defined in Section 3.4(b).
     “Licensing Date” means the date on which the Company has obtained all governmental or quasi-governmental authorizations, registrations, licenses, permits and approvals, including all restricted and nonrestricted gaming licenses, necessary to permit the transfer of the MGM Jean Assets to the Company and the operation of the Gaming Business by the Company.
     “Line of Business” means each of the Gaming Business and the Development Business.
     “Liquidating Trustee” is defined in Section 10.3.
     “Major Decisions” is defined in Section 6.4.
     “Master Plan” means a plan for the development of the Property that may, as determined unanimously by the Managers, include, without limitation, gaming casinos (including all related activities such as rental of rooms, retail and gas sales), residential (including apartments, condominiums, single units and affordable housing), commercial, retail and recreational real estate, recreational and entertainment facilities to serve both the resort property and the residential community, and the integration of gaming/resort, retail, office, and residential components into a single mixed-use development. The Master Plan shall include an allocation of development responsibility between the Gaming Business Manager and the Development Business Manager.

     “Material Deviation” means, in reference to the Development Business Approved Budget/Plan, a departure from the Development Business Approved Budget/Plan to the extent that actual revenues of the Development Business Company are less than ninety percent (90%) of the revenues projected in the Development Business Approved Budget/Plan or actual expenses of the Development Business are more than (A) one hundred ten percent (110%) of the overall expenses projected in the Development Business Approved Budget/Plan, or (B) one hundred twenty percent (120%) of any single line item of the expenses projected in the Development Business Approved Budget/Plan.
     “Mediation Period” is defined in Section 12.2.
     “Member” means any Person that executes this Agreement as a member, and any other Person admitted to the Company as an additional or substituted member, that has not made a disposition of all of such Person’s Units.
     “Member Loan” means a loan to the Company from a Member in accordance with Section 3.6.
     “MGM Jean Assets” means all assets and liabilities owned by the MGM Jean Members on the Formation Date, which are comprised of the Property and all improvements thereon, including, without limitation, the Resorts and the Truck Stations, but excluding the Excluded Assets.
     “MGM Jean Members” means each of (1) Jean Development Company, dba Gold Strike Hotel and Gambling Hall, a Nevada general partnership; (2) Jean Development West, dba Nevada Landing Hotel and Casino, a Nevada general partnership; (3) Jean Development North, a Nevada general partnership; (4) Gold Strike Fuel Company, dba Gold Strike Auto & Truck Plaza, a Nevada general partnership; and (5) Jean Fuel Company West, dba Nevada Landing Auto Plaza, a Nevada general partnership.
     “MGM Jean Members Ownership Interests” means the ownership interest in all of the MGM Jean Members.
     “MGM MIRAGE” means MGM MIRAGE, a Delaware Corporation.
     “Non-Delinquent Member” is defined in Section 3.4(c).
     “Non-Disposing Member” is defined in Section 9.8.
     “Notices” is defined in Section 13.2(a).
     “Overall Approved Budget/Plan” is defined in Section 6.1(b)(v).
     “Percentage Interest” means at any particular time the percentage interest of each Member or Unit Holder of the Company and determined with respect to a particular Member or Unit Holder at any particular time by dividing the number of Units owned by such Member or Unit Holder by the aggregate number of outstanding Units.

     “Permitted Encumbrance” means (i) any statutory lien for current taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) any mechanic’s, carrier’s, worker’s, repairer’s or similar lien arising or incurred in the ordinary course of business that is not material to the business or to the operations or financial condition of the business, or (iii) any zoning, entitlement or other land use or environmental regulation by any governmental authority.
     “Permitted Transfer” is defined in Section 9.2.
     “Permitted Transferee” means, in the case of MGM Jean, any Person, at least fifty-one percent (51%) of the voting stock or beneficial ownership of which is owned directly or indirectly, including through subsidiaries, by MGM Mirage, and in the case of JRD, any Person approved by MGM Jean, which approval will not be unreasonably withheld or delayed so long as both the Greenspun Family and the Cloobeck Family have a level of ownership, directly or indirectly, including through subsidiaries, in the transferee that is reasonably satisfactory to MGM Jean.
     “Person” means an individual, firm, corporation, partnership, limited liability company, association, estate, trust, pension or profit-sharing plan, or any other entity.
     “Prime Rate” means the “prime rate” published in the “Money Rates” or equivalent section of the Western Edition of The Wall Street Journal, provided that if a “prime rate” range is published by The Wall Street Journal, then the highest rate of that range will be used, or if The Wall Street Journal ceases publishing a prime rate or a prime rate range, then the Members will by Unanimous Consent select a prime rate, a prime rate range or another substitute interest rate index that is based upon comparable information.
     “Principal Office” means the registered Nevada office of the Company at which the records of the Company are kept as required under the Act.
     “Property” means the real estate more particularly described in Exhibit “B” hereof.
     “Proposal” is defined in Section 6.1(b)(vi).
     “Regulations” means pronouncements, as amended from time to time, or their successor pronouncements, which clarify, interpret and apply the provisions of the Code, and which are designated as “Treasury Regulations” by the United States Department of the Treasury.
     “Resorts” means each of (1) the Gold Strike Hotel and Gambling Hall, located at 1 Main Street, Jean, Nevada 89109; and (2) the Nevada Landing Hotel and Casino, located at 1 Goodsprings Road, Jean, Nevada 89109, which Resorts are owned by the MGM Jean Members as of the Formation Date.
     “Rules” is defined in Section 12.3.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Site Plan” is defined in Section 6.1(c).

     “Subsequent Contribution Date” is defined in Section 3.2(b)(i).
     “Subsidiary” or “Subsidiaries” is defined in Section 2.10.
     “Tax Matters Partner” means the “tax matters partner” as defined in Code Section 6231(a)(7).
     “Transfer” means to sell, assign, transfer, give, donate, pledge, hypothecate, deposit, alienate, bequeath, devise or otherwise dispose of or encumber to any Person other than the Company.
     “Transferee” means a Person to whom a Transfer is made.
     “Truck Stations” means each of (1) the Gold Strike Auto & Truck Plaza, located at 1 Main Street, Jean, Nevada 89019, and (2) Jean Fuel Company West, located at 1 Goodsprings Road, Jean, Nevada 89109, which Truck Stations are owned by the MGM Members as of the Formation Date.
     “Unanimous Consent” means the written consent of all Members (excluding a Defaulting Member).
     “Unit Holders” means all Persons who hold Units, regardless of whether they are Members. “Unit Holder” means any one of the Unit Holders.
     “Units” is defined in Section 3.1.
     “Withdrawal Event” means the occurrence of any of the following events:
          (a) The Member voluntarily withdraws from the Company;
          (b) The Member does any of the following:
               (i) Makes an assignment for the benefit of creditors;
               (ii) Files a voluntary petition in bankruptcy;
               (iii) Is adjudicated as bankrupt or insolvent;
               (iv) Files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule;
               (v) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against him in a bankruptcy, insolvency, reorganization or similar proceeding;
               (vi) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Member or of all or any substantial part of his property;

          (c) If a Member is a natural person:
               (i) Such Member’s death;
               (ii) The entry of an order or judgment by a court of competent jurisdiction adjudicating him incompetent to manage his person or his estate;
          (d) If a Member is acting as a Member by virtue of being a trustee of a trust, the termination of the trust but not merely the substitution of a new trustee;
          (e) If a Member is a general or limited partnership, the dissolution and commencement of winding up of the partnership;
          (f) If a Member is a corporation, the filing of a certificate of dissolution or its equivalent for the corporation or revocation of its charter;
          (g) If a Member is an estate, the distribution by the fiduciary of the estate’s entire interest in the limited liability company; and
          (h) If a Member is another foreign or domestic limited liability company, the filing of articles of dissolution or termination or their equivalent for the foreign or domestic limited liability company.
ARTICLE 2
GENERAL PROVISIONS
     2.1 Name. The name of the Company is “JEANCO, LLC” or such other name as the Members select from time to time.
     2.2 Principal Office and Place of Business. The Principal Office and place of business of the Company in Nevada is at 3950 Las Vegas Blvd. South, Las Vegas, Nevada 89119, or such other place as the Members designate from time to time.
     2.3 Company Purpose. The nature of the business and of the purposes to be conducted and promoted by the Company is to:
          (a) Conduct, manage and operate gaming in the gaming casinos (including all related activities, including, but not limited to, rental of rooms, retail, and gas sales) on or within the Resorts and the Truck Stations and improve and redevelop the Resorts and the Truck Stations pursuant to the Master Plan and the Business Plan (the “Gaming Business”);
          (b) Conduct a business of developing residential (including apartments, condominiums, single units and affordable housing), commercial, retail and recreational real estate pursuant to the Master Plan and the Business Plan (the “Development Business”) and, in connection therewith:
               (i) Acquire by contribution from MGM Jean certain real properties more particularly described in Exhibit B attached hereto (the “Property”);

               (ii) Design, develop, finance and construct the Improvements on the Property pursuant to the Development Business Approved Budget/Plan; and
               (iii) Market and sell the Improvements pursuant to the Development Business Approved Budget/Plan.
     The Company may exercise all powers enumerated in the Act necessary or convenient to the conduct, promotion or attainment of such purpose, including, but not limited to, entering into or acquiring interests in any partnerships, joint ventures, corporations, limited liability companies, or similar entities or arrangements to engage in any of the foregoing in accordance with the terms of this Agreement. The Company may engage in other businesses only with Unanimous Consent.
     2.4 Purpose Limited. The Company shall be a limited liability company having the sole purposes specified in Section 2.3. Except as otherwise provided in this Agreement, the Company shall not engage in any other activity or business and neither Member shall have any authority to hold itself out as an agent of the other Member in any other business or activity.
     2.5 Statutory Compliance. The Company shall exist under and be governed by the laws of the State of Nevada, but excluding its conflict of law principles. The Members shall make all filings and disclosures required by, and shall otherwise comply with, all such laws. The Members shall execute, file and record in the appropriate records any assumed or fictitious name certificate required by law to be filed or recorded in connection with the formation of the Company and shall execute, file and record such other documents and instruments as may be necessary or appropriate with respect to the formation of, and conduct of business by, the Company.
     2.6 Term. The term of the Company commences on the filing of the Articles of Organization and continues until dissolved, wound-up and terminated in accordance with Article 10 of this Agreement.
     2.7 Agent for Service of Process. The Agent for Service of Process for the Company is Bryan L. Wright, or such other Person as the Managers appoint from time to time.
     2.8 No Payment of Individual Obligations. The Members shall use the Company’s credit and assets solely for the benefit of the Company. No asset of the Company shall be transferred or encumbered for or in payment of any individual obligation of a Member.
     2.9 Licensing. Upon formation of the Company, the Gaming Business Manager shall use commercially reasonable efforts to prepare, file and process applications to obtain all necessary gaming registrations, licenses and approvals from the Nevada gaming authorities that are required for the Company and its Subsidiaries to operate the Resorts and the Truck Stations. Further, each Member shall use commercially reasonable efforts to prepare, file and process applications to obtain all necessary gaming registrations, licenses and approvals from the Nevada gaming authorities that are required in connection with the ownership of an interest in the Company and to obtain as soon as practicable all consents necessary to permit the Company to consummate its purposes as set forth in Section 2.3 hereof without breaching or violating any applicable law. Each Member shall cooperate reasonably and shall (i) furnish upon request to each other such further information, (ii) execute and deliver to each other such other documents, and (iii) do such other acts and things, as may be reasonably requested by the other Member or the Gaming Business Manager in obtaining the licenses and consents referred to in this Section 2.9.
     2.10 Conduct of Business Through Single Purpose Entities. It is the intention of the Members that the Company serve as a holding company and operate its business through single purpose wholly owned limited liability companies (each, a “Subsidiary” or, together, the “Subsidiaries”). Where applicable in this Agreement, any reference to the Company or the business of the Company also includes a reference to the Subsidiaries and the business of the Subsidiaries.
ARTICLE 3
CAPITALIZATION
     3.1 Issuance of Units. Upon formation of the Company, the Company will issue two membership units (each a “Unit” and collectively, the “Units”) to the Members (1 to each Member). In addition, the Company will issue one hundred thousand (100,000) Units to the Members (50,000 to each Member) on the Initial Capital Contribution Date. Additional Capital Contributions may be made and, if necessary, additional Units may be issued, in accordance with terms and conditions approved by the Members and in accordance with the Overall Approved Budget/Plan. Issuance of additional Units pursuant to this Agreement does not constitute an amendment of this Agreement. Exhibit A will be revised from time to time to reflect the Units issued from time to time to the Members and Unit Holders.
     3.2 Initial Capital Contributions by the Members. Within thirty (30) days from the Licensing Date, each Member shall make its initial Capital Contribution to the Company (“Initial Capital Contribution”) subject to the terms and conditions of this Agreement and in the following manner:
          (a) MGM Jean’s Initial Capital Contribution:
               (i) MGM Jean will contribute the MGM Jean Members Ownership Interests (the date on which MGM makes its Initial Capital Contribution shall be referred to as the “Initial Capital Contribution Date”). At the time of such contribution, the MGM Jean Members shall own all of the MGM Jean Assets. Notwithstanding anything to the contrary contained in this Agreement, the Members stipulate that the initial Gross Asset Value of the MGM Jean Members Ownership Interests for purposes of determining MGM Jean’s initial Capital Contribution to the Company is equal to One Hundred and Fifty Million Dollars ($150,000,000) (the “Contribution Value”) as immediately thereafter reduced by the Seventy-Five Million Dollars ($75,000,000) distributed to it pursuant to Section 4.4 hereof.
               (ii) MGM Jean’s contribution of the MGM Jean Members Ownership Interests, including all of the MGM Jean Assets held by the MGM Jean Members, will be made subject to the following warranties and representations in addition to any other warranties and representations set forth within this Agreement, all of which representations and warranties shall be made as of the date of the execution of this Agreement, provided that, to the extent that

Michael Shaunnessy or his successor becomes aware of any such change, MGM Jean shall keep JRD reasonably informed of any changes with respect to the matters represented and warranted hereto between the date of the execution of this Agreement and the Initial Contribution Date:
                    (A) The MGM Jean Members are each lawfully and duly formed, and in good standing under the laws of the State of Nevada. As of the Formation Date MGM Jean has, and at the time of contribution shall have, the power and authority to contribute the MGM Jean Members Ownership Interests to the Company. The MGM Jean Members Ownership Interests are being given free and clear, without any material encumbrances, and have, or at the time of such contribution shall have taken all partnership or equivalent entity actions required for such contribution as contemplated by the terms of this Agreement. The compliance with or fulfillment of the terms and conditions of this Agreement will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract or form of agreement to which MGM Jean or any of the MGM Jean Members is / are a party or by which they are otherwise bound.
                    (B) The only membership interests to be contributed to the Company pursuant to this Agreement are the MGM Jean Members Ownership Interests and the MGM Jean Members own all right, title and interest in and to the MGM Jean Assets.
                    (C) There are no adverse or other parties who have an interest in the MGM Jean Members Ownership Interests and /or the MGM Jean Assets.
                    (D) Except as otherwise disclosed in writing on or before the date of execution of this Agreement to JRD and except for gaming approvals, MGM Jean does not require the consent, third party approvals, or joinder of any persons or entities in order to effect the contribution of the MGM Jean Members Ownership Interests, fully and completely, to the Company pursuant to the terms of this Agreement, or to fulfill MGM Jean’s obligations hereunder.
                    (E) Except as otherwise disclosed in writing on or before the date of execution of this Agreement to JRD, to Michael Shaunnessy’s knowledge there are no actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against any of the MGM Jean Members or the MGM Jean Assets which if adversely determined would restrain the consummation of the transactions contemplated by this Agreement or would declare illegal, invalid or non-binding the obligation of contribution of the MGM Jean Members Ownership Interests as set forth herein.
                    (F) Except as otherwise disclosed in writing on or before the date of execution of this Agreement to JRD, to Michael Shaunnessy’s knowledge there are no mechanic’s liens as of the date of contribution on any of the MGM Jean Assets.
                    (G) Except as otherwise disclosed in writing on or before the date of execution of this Agreement to JRD, to Michael Shaunnessy’s knowledge none of the MGM Jean Members nor any Affiliates thereof have received any written notifications from the United States of America, the State of Nevada, Clark County, or any other governmental authority, including but not limited to, the Nevada Gaming Control Board, of: (i) any uncured violation of any ordinance or statute regarding either the MGM Jean Members Ownership Interests or the MGM Jean Assets of the operation thereof which has remained uncured, or (ii) any material violation of any ordinance or statute regarding either the MGM Jean Members Ownership Interests or the MGM Jean Assets during the past three (3) years, whether or not such violation has been cured.
                    (H) Except as otherwise disclosed in writing on or before the date of execution of this Agreement to JRD, to Michael Shaunnessy’s knowledge none of the MGM Jean Members have received any notification of any special assessment against any of the MGM Jean Assets.
                    (I) Except as otherwise disclosed in writing on or before the date of execution of this Agreement to JRD, to Michael Shaunnessy’s knowledge, there are no encumbrances on the Property (excluding for the purpose of this representation any encumbrances on any Improvements on the Property) other than those listed in Schedule B to the title report dated December 21, 2006 and issued by Fidelity National Title.
               (iii) Except to the extent of representations and warranties provided herein, MGM Jean’s contribution of the MGM Jean Members Ownership Interests, including all of the MGM Jean Assets held by the MGM Jean Members, will be made on as “AS IS” basis.
               (iv) From the Formation Date until the Contribution Date, except as contemplated by this Agreement or as otherwise waived or consented to in writing by JRD, MGM Jean shall, or cause the MGM Jean Members to:
                    (A) carry on the business of the Resorts and the Truck Stations in the ordinary course of business consistent with past practice, and in any event in material compliance with all applicable laws and governmental authorizations held by the MGM Jean Members or any of their Affiliates, and not cause or permit the MGM Jean Members to enter into any agreement, transaction or activity (other than as contemplated herein) or make any commitment with respect to the MGM Jean Assets, except those in the ordinary course of business consistent with past practice;
                    (B) continue to maintain, service and protect the MGM Jean Assets consistent with past practice, and in any event in a commercially reasonable and prudent manner;
                    (C) use commercially reasonable efforts to preserve intact the goodwill of the Resorts and the Truck Stations and the relationships of the MGM Jean Members with their customers, vendors, suppliers, creditors, agents, landlords, equipment lessors, service providers, employees and others having business relations with the MGM Jean Members, and refrain from doing anything or making any statement that could be reasonably expected to materially disrupt, prejudice or disparage the current and/or long-term business, finances or relationships of the MGM Jean Members with respect to the Resorts and the Truck Stations;
                    (D) satisfy and perform in all material respects all of the MGM Jean Members’ obligations under the contracts to which the MGM Jean Members are a party or by which they are bound, and not amend, modify or supplement, or agree to the amendment, modification or supplementing of, any such contract except in the ordinary course of business consistent with past practice;
                    (E) continue to make all necessary and material filings and payments with governmental authorities in connection with the conduct of the business of the Resorts and the Truck Stations in a timely manner;
                    (F) except as consistent with past practice and in the ordinary course of business not: (i) sell, assign, convey, transfer or lease (as lessor) any of the MGM Jean Assets, (ii) move, relocate or dispose of any of the MGM Jean Assets, (iii) grant, create, incur or suffer to exist any Encumbrance (other than a Permitted Encumbrance) on any of the MGM Jean Assets which did not exist before the date hereof, (iv) forgive, waive or otherwise cancel, in whole or in part, any obligation owed to the MGM Jean Members, or (v) make any distributions of property to any partner or any other Person, provided that, through the day before the Contribution Date, all cash relating to the day-to-day operations of the Resorts and the Truck Stations shall be distributed to the respective owners of the MGM Jean Members on a daily or other periodic basis;
                    (G) notify JRD of any proceeding commenced or overtly threatened by or against the Resorts and the Truck Stations that materially affects (or could reasonably be expected to relate to or affect) the MGM Jean Asset; and
                    (H) notify JRD of the existence or occurrence of any fact or circumstance of which the MGM Jean Member becomes aware which materially adversely affects the ability of MGM Jean to complete the Contemplated Transactions.
               (v) Notwithstanding anything to the contrary in Section 3.2(a)(iii) hereof, the parties acknowledge that Jean Development West may, in its reasonable discretion, cease business operations of the Nevada Landing Hotel and Casino prior to the Contribution Date.
               (vi) JRD acknowledges and agrees that before the contribution of the MGM Jean Members Ownership Interests, the MGM Jean Members shall distribute, sell, or otherwise transfer the Excluded Assets to the respective owners of the MGM Jean Members and that the Company shall have no right to acquire such Excluded Assets or any amounts received by the MGM Jean Members in connection with the sale or transfer of such Excluded Assets.
               (vii) MGM Jean shall prepare an allocation of the Contribution Value among the MGM Jean Members Ownership Interests, including the MGM Jean Assets, in accordance with Code §1060 and Regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon Members. MGM Jean shall deliver such allocation to JRD within 30 days after the Contribution Date. To the extent applicable, the Members and their Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594, if applicable) in all respects and for all purposes consistent with such allocation prepared by MGM Jean. JRD shall timely and properly prepare, execute, file, and deliver all such documents, forms, and other information as MGM Jean may reasonably request in preparing such allocation. Neither Member, nor any

Affiliate of a Member, shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with such allocation unless required to do so by applicable law.
          (b) JRD’s Initial Capital Contribution:
               (i) On the Initial Capital Contribution Date, JRD shall contribute Fifty-Five Million Dollars ($55,000,000) to the Company. In addition, upon the earlier of: (a) eighteen (18) months from the execution of this Agreement, or (b) approval of the Master Plan by the Members (the “Subsequent Contribution Date”), JRD shall contribute an additional Twenty Million Dollars ($20,000,000) to the Company.
     3.3 Additional Capital Contributions, Guarantees and Letters of Credit. Except as otherwise provided in Section 3.2, additional Capital Contributions, loan guarantees and standby letters of credit shall be required of the Members only upon Unanimous Consent of the Members, and then in such event the amounts to be contributed shall be payable in proportion to the Members’ respective Percentage Interests, and guarantees and standby letters of credit shall be for amounts that are in proportion to the Members’ respective Percentage Interests.
     3.4 Failure to Make a Capital Contribution. If a Member fails to make any required Capital Contribution, the Company may exercise, on notice to that Member (the “Delinquent Member”), one of the following remedies:
          (a) permit the Members, in proportion to their Percentage Interests or in such other percentages as they may agree (the “Lending Member”, whether one or more), to advance the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
               (i) The sum advanced constitutes a loan from the Lending Member to the Delinquent Member and a Capital Contribution of that sum to the Company by the Delinquent Member and shall be treated as such by all parties for federal, state and local income tax purposes;
               (ii) The unpaid principal balance of the loan and all accrued unpaid interest is due and payable on the tenth day after written demand by the Lending Member to the Delinquent Member;
               (iii) The unpaid balance of the loan bears interest at the Default Interest Rate, compounded monthly, from the day that the advance is deemed made until the date that the loan, together with all accrued interest, is repaid to the Lending Member;
               (iv) All amounts distributable by the Company to the Delinquent Member shall (A) be paid to the Lending Member until the loan and all accrued interest have been paid in full; (B) constitute a distribution to the Delinquent Member followed by a repayment of the loan and accrued interest from the Delinquent Member to the Lending Member; and (C) be treated as such by all parties for federal, state and local income tax purposes;
               (v) The payment of the loan and accrued interest is secured by a security interest in the Delinquent Member’s assets;

               (vi) In addition to the other rights and remedies granted to it under this Agreement, the Lending Member has the right to take any action available at law or in equity, at the cost and expense of the Delinquent Member, to obtain payment from the Delinquent Member of the unpaid balance of the loan and all accrued and unpaid interest; and
               (vii) The Delinquent Member grants to the Company, and to each Lending Member with respect to any loans made to that Delinquent Member, as security, equally and ratably for the payment of all Capital Contributions that the Delinquent Member has agreed to make and the payment of all loans and interest accrued made by Lending Members to that Delinquent Member, a security interest in its assets under the Uniform Commercial Code of the State of Nevada. On any default in the payment of a required Capital Contribution or in the payment of a loan to a Lending Member or interest accrued, the Company or the Lending Member, as applicable, is entitled to all the rights and remedies of a secured party under the Uniform Commercial Code of the State of Nevada with respect to the security interest granted. Each Delinquent Member hereby authorizes the Company and the each Lending Member, as applicable, to prepare and file financing statements and other instruments that the Manager or the Lending Member, as applicable, may deem necessary to effectuate and carry out the preceding provisions of this Section.
          (b) permit the Members, in proportion to their Percentage Interests or in such other percentages as they may agree (the “Non-Delinquent Member”, whether one or more), to contribute the portion of the Delinquent Member’s Capital Contribution that is in default, with the following results:
               (i) Immediately following the contribution by the Non-Delinquent Member of a portion or all of the Delinquent Member’s Capital Contribution, the Percentage Interest of the Non-Delinquent Member in the Company shall be increased and the Percentage Interest of the Delinquent Member in the Company shall be decreased. The resulting Percentage Interest of the Non-Delinquent Member shall be the number of percentage points (rounded to the nearest one-hundredth of a percentage point) determined in accordance with the following formula: (A) determine the percentage equivalent of a fraction, the numerator of which shall be the aggregate Capital Contributions made to the Company by the Non-Delinquent Member pursuant to this Agreement, and the denominator of which shall be the aggregate Capital Contributions made to the Company by all Members pursuant to this Agreement, (B) subtract 50 percentage points, (C) multiply the result of (A) and (B) by 1.5 and (D) add 50 percentage points to the result of (A), (B) and (C). The resulting Percentage Interest of the Delinquent Member shall be the number of percentage points equal to 100 minus the resulting Interest of the Delinquent Member as determined above.
               (ii) By way of illustration, assume that (i) the Percentage Interest of each Member is fifty percent (50%); (ii) the parties have made their Initial Capital Contributions; (iii) the Members approve a Capital Contribution pursuant to Section 3.3 in the amount of $100,000,000 (iv) JRD contributes only $30,000,000 (versus $50,000,000). If MGM Jean contributes the $20,000,000 shortfall by JRD in addition to its own $50,000,000 pro rata share of the Capital Contribution, the resulting Percentage Interest of MGM Jean following such contribution would be 62%, determined as follows:

     [$125,000,000 plus $20,000,000] divided by [$250,000,000] = 58%
     58%, minus 50% = 8%
     8%, multiplied by 1.5 = 12%
     12%, plus 50% = 62%
     Accordingly, the resulting Percentage Interest of MGM Jean would be sixty-two (62%) and the resulting Percentage Interest of JRD would be thirty-eight percent (38%).
     3.5 Additional Remedies for Failure to Make a Capital Contribution. In addition to the remedies provided under Section 3.4, the Company may, on notice to a Delinquent Member, take such action, at the cost and expense of the Delinquent Member, to obtain payment by the Delinquent Member of the portion of the Delinquent Member’s Capital Contribution that is in default, together with interest on that amount at the Default Interest Rate from the date that the Capital Contribution was due until the date that it is made, provided, however, that in the event that either party fails to make its Initial Capital Contribution within thirty (30) days from the Licensing Date, then such Delinquent Member shall also be required to pay the other Member an “inconvenience fee” equal to ten percent (10%) of any Capital Contribution shortfall. The Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member shall be recourse to such Delinquent Member (except to the extent and after such time that the Non-Delinquent Member elects to make a contribution of any portion of the Delinquent Member’s Capital Contribution). The Delinquent Member shall have personal liability for the Delinquent Member’s obligation to make Capital Contributions or repay any loan to a Lending Member. Further, in the case of JRD’s Initial Capital Contribution, JRD’s obligation to make its Initial Capital Contributions shall be recourse to each of the Guarantors (except to the extent and after such time that MGM Jean elects to make a contribution of any portion of JRD’s Initial Capital Contribution). Simultaneously with the signing of this Agreement, JRD shall cause each of the Guarantors to provide a guarantee in connection with JRD’s obligation to make its Initial Capital Contributions under Section 3.1(b) in the form attached hereto as Exhibit D.
     3.6 Member Loans. If the Capital Contributions of the Members, third-party loans to the Company, and the revenues of the Company are insufficient to satisfy the capital requirements of the Company as set forth in the Overall Approved Budget/Plan, or if bridge funds are needed by the Company on an interim basis, the Members may make loans (“Member Loans”) to the Company in such amounts as are reasonably determined by Unanimous Consent. No Member is required to make a Member Loan. Each Member may elect to participate as a lender in a Member Loan, pro rata, based upon the Percentage Interest held by the Members electing to make such Member Loan or, upon the agreement of all participating Members, in a differing proportion. The terms of the Member Loans shall be determined by the Unanimous Consent of the Members.
     3.7 No Further Capital Contributions. The Members shall not be required to contribute additional capital or lend any funds to the Company, except as expressly provided in this Article 3.

ARTICLE 4
DISTRIBUTIONS
     4.1 Amount and Time of Distributions. Except as otherwise provided in Section 4.4 and Section 4.6, distributions of Available Cash Flow will be made from time to time, as determined by Unanimous Consent of the Members, in proportion to the Percentage Interest of the Members.
     4.2 Distribution Upon Withdrawal. No withdrawing Member is entitled to receive any distribution or the value of such Member’s Units as a result of withdrawal from the Company prior to the liquidation of the Company, except as otherwise specifically provided herein.
     4.3 Return of Capital. No Unit Holder is entitled to the return of, or interest on, that Unit Holder’s Capital Contributions, except as provided herein.
     4.4 The MGM Jean Distribution. Simultaneous with MGM Jean’s contribution of the MGM Jean Assets to the Company, the Company shall distribute Fifty-Five Million Dollars ($55,000,000) to MGM Jean. In addition, on the Subsequent Contribution Date, the Company shall distribute Twenty Million Dollars ($20,000,000) to MGM Jean.
     4.5 Acknowledgment of Liability for Taxes. To the extent that the laws of any taxing jurisdiction require, each Member requested to do so by the Manager shall submit an agreement indicating that the Member shall make timely income tax payments to the taxing jurisdiction and that the Member accepts personal jurisdiction of the taxing jurisdiction with regard to the collection of income taxes, interest, and penalties attributable to the Member’s income. If a Member fails to provide such agreement, the Company may withhold or pay over to such taxing jurisdiction the amount of tax, penalty, and interest determined under the laws of the taxing jurisdiction with respect to such income. Any such payments shall be treated as distributions for purposes of Article 4.
     4.6 Tax Distributions. Within seventy-five (75) days of the end of each Fiscal Year, the Company shall distribute to each Member, to the extent cash is available to the Company, an amount which, when combined with the amount previously distributed to that Member pursuant to Section 4.1 and this Section 4.6 in that Fiscal Year and all prior Fiscal Years, equals the cumulative net taxable income allocated to that Member pursuant to Article 5 for that Fiscal Year and all prior Fiscal Years (taking into account net tax losses allocated to that Member in prior Fiscal Years) multiplied by the highest applicable federal and state marginal corporate tax rates, if any, in effect for that Fiscal Year (taking into account the deductibility of state income taxes for purposes of determining the effective state income tax rate). Distributions, if any, made pursuant to this Section 4.6 shall be taken into account in determining subsequent distributions pursuant to Section 4.1 so that, in the aggregate, all distributions are divided among the Members in the manner they would be divided without regard to this Paragraph.

ARTICLE 5
PROFITS AND LOSSES
     5.1 Profit Allocations. After making any special allocations required under Appendix 1, Profits for each Fiscal Year (and each item of income and gain entering into the computation thereof) shall be allocated among the Members (and credited to their respective Capital Accounts) in the following order and priority:
          (a) First, to the Members until the cumulative Profits allocated pursuant to this Section 5.1(a) are equal to the cumulative Losses, if any, previously allocated to the Members pursuant to Section 5.2(b) and Section 5.2(c), such Profits being allocated under this Section 5.1(a) on a last-in first-out basis with respect to the Losses allocated under Section 5.2(b) and Section 5.2(c), for all prior periods in proportion to the Members’ respective shares of the Losses being offset;
          (b) Thereafter, to the Members in accordance with their Percentage Interests.
     5.2 Loss Allocations. After making any special allocations required under Appendix 1, Losses for each Fiscal Year (and each item of loss and deduction entering into the computation thereof) shall be allocated among the Members (and charged to their respective Capital Accounts) in the following order and priority:
          (a) First, to the extent that Profits have previously been allocated to the Members for prior periods pursuant to Section 5.1(b) hereof, Losses shall be allocated to the Members to offset such Profits in proportion to the Members’ respective shares of the Profits being offset.
          (b) The balance, if any, to the Members in accordance with their respective Percentage Interests.
          (c) Losses allocated to any Member’s Capital Account in accordance with this Section 5.2 shall not exceed the maximum amount of Losses that can be so allocated without creating an Adjusted Capital Account Balance deficit with respect to such Capital Account. This limitation shall be applied individually with respect to each Member in order to permit the allocation pursuant to this Section 5.2(c) of the maximum amount of Losses permissible under Regulations Section 1.704-1(b)(2)(ii)(d). All Losses in excess of the limitations set forth in this Section 5.2(c) shall be allocated solely to those Members that bear the economic risk for such additional Losses within the meaning of Code Section 704(b) and the Regulations thereunder. If it is necessary to allocate Losses under the preceding sentence, the Managers shall, in accordance with the Regulations promulgated under Code Section 704(b), determine those Members that bear the economic risk for such additional Losses.
     5.3 Allocation Rules.
          (a) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly or other basis, as determined by Unanimous Consent using the accrual method of accounting, or any permissible method under Code Section 706 and the Regulations thereunder.

          (b) The Unit Holders are aware of the income tax consequences of the allocations made under this Article 5 and hereby agree to be bound by the provisions of this Article 5 in reporting their respective shares of Company income and loss for income tax purposes.
     5.4 Special Tax Allocations: Code Section 704(c). In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company will, solely for tax purposes, be allocated among the Unit Holders so as to take account of any variation between the Adjusted Basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition of Gross Asset Value) using the traditional method pursuant to the Regulations under Code Section 704(c). If the Gross Asset Value of any Company asset is adjusted pursuant to paragraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset will take account of any variation between the Adjusted Basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder. The Members by Unanimous Consent will make any elections or other decisions relating to such allocations in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Unit Holder’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.
ARTICLE 6
MANAGEMENT
     6.1 Manager-Managed.
          (a) General Management Terms. The Members agree that the management of the Company is vested in its Managers. The Members hereby appoint MGM Jean and JRD as the Managers of the Company for so long as each Person is a Member of the Company and is not a Defaulting Member. MGM Jean is hereby designated as the “Gaming Business Manager” and JRD is hereby appointed as the “Development Business Manager”. MGM Jean shall have the authority to manage the Gaming Business and JRD shall have the authority to manage the Development Business. However, the Members intend that the Gaming Business Manager and the Development Business Manager explore synergistic opportunities between the two Lines of Businesses. Consequently, each Manager shall make commercially reasonable efforts to consult with the other Manager in conducting its Line of Business and to work to promote realization of synergistic opportunities between the two Lines of Businesses. In addition to the business plans and operating and development budget set forth in Section 6.1(b), the Managers shall work together to prepare a Master Plan within eighteen (18) months from the execution of this Agreement.
               (i) The Development Manager shall make good faith efforts to conduct the Development Business in conformity with the Development Business Approved Budget/Plan and may take any action that is consistent with the Development Business Approved Budget/Plan. The Development Manager’s actions shall be deemed to be in conformity with the Development Business Approved Budget/Plan if the Development Manager’s action does not result in a Material Deviation, or is otherwise specifically permitted by this Agreement.
               (ii) The Gaming Business Manager shall make good faith efforts to conduct the Gaming Business in conformity with the Business Plan and the Master Plan. Except as specifically set forth in this Agreement, the Gaming Business Manager may take any action that is consistent with the Business Plan and the Master Plan.
          (b) Approved Budget/Plan. The Gaming Business Manager and the Development Manager shall prepare and submit for approval of the Members, business plans and operating and development budget as set forth in this Section 6.1(b):
               (i) Within ninety (90) days from approval of the Master Plan or as soon as reasonably practicable thereafter, the Managers shall work together to develop a business plan (“Business Plan”) for both Lines of Business. With respect to each Line of Business, the Business Plan shall set forth the timeline for any development or redevelopment activity and the manner in which the Manager proposes to finance the activity, and such other matters as the Manager consider material to the Manager’s Line of Business. Further, each Manager shall update and revise the Business Plan in connection with its Line of Business for review by the Members once annually (or more often the Managers deem appropriate).
               (ii) By January 31 of the year following the Contribution Date, the Gaming Business Manager shall propose an annual operating budget for the Gaming Business which budget will describe the proposed revenues, expenses and reserves for the Gaming Business and such other matters as the Gaming Business Manager considers material (the “Gaming Business Operating Budget”). Further, the Gaming Business Manager shall update and revise the Gaming Business Operating Budget for review by the Members once annually (or more often as it deems appropriate in its sole and absolute discretion), which shall be submitted by the Gaming Manager to the Members no later than forty five (45) days prior to the commencement of each Fiscal Year of the Company.
               (iii) Before taking on any capital improvements, development, or redevelopment activity included in the Master Plan or the Business Plan in connection with a Manager’s Line of Business, and on or before sixty (60) days prior to the proposed date of the initiation of such activity, such Manager shall propose a development budget for such capital improvements, development, or redevelopment activity in connection with such Manager’s Line of Business, (each a “Development Budget”), which Development Budget shall, among others, include the proposed terms of any acquisition or construction financing. Further, each Manager shall update and revise any existing Development Budget for review by the Members once annually (or more often as it deems appropriate), which shall be submitted by the Manager to the Members no later than forty five (45) days prior to the commencement of each Fiscal Year of the Company.
               (iv) At such time as a certificate of substantial completion or similar instrument is issued with respect to any Improvements, the Development Manager shall propose an annual operating budget for the Development Business (the “Development Business

Operating Budget”). Further, the Development Manager shall update and revise the Development Business Operating Budget for review by the Members once annually (or more often as it deems appropriate) which shall be submitted by the Manager to the Members no later than forty five (45) days prior to the commencement of each Fiscal Year of the Company.
               (v) Together, the Master Plan and the Business Plan as it relates to the Development Business, the Development Manager’s Development Budget, and the Development Business Operating Budget, when approved by the Members in accordance with the provisions of this Section 6.1(b), shall be referred to as the “Development Business Approved Budget/Plan”. Further, together, the Development Business Approved Budget/Plan and the Master Plan and the Business Plan as it relates to the Gaming Business, when approved by the Members in accordance with the provisions of this Section 6.1(b), shall be referred to as the “Overall Approved Budget/Plan”.
               (vi) At the time that a Manager proposes the adoption of the Gaming Business Operating Budget, a Development Budget, and the Development Business Operating Budget, as applicable, or at any time that the Manager proposes any revisions, including any annual adjustments, to such plan or budget (each a “Proposal”), such Manager shall first obtain the Unanimous Consent of the Members, which approval shall not be unreasonably withheld. Within thirty (30) days after receiving such Proposal from a Manager, the Member will by written notice to the Managers either approve the Proposal or state with specificity and detail its good faith reasons for disapproving the Proposal. A Member may, among other reasons, disapprove the Proposal if the Member reasonably determines that the Proposal does not include sufficient details upon which a Member may make a determination whether to approve the Proposal. A failure on the part of a Member to notify the Managers in writing with specificity of its reasonable disapproval of the Proposal within thirty (30) days after receipt of the Proposal shall be deemed conclusively to constitute such Member’s approval of the Proposal. Any Proposal by a Manager must (i) be in the same general format as the existing, if any, Gaming Business Operating Budget, Development Budget, or Development Business Operating Budget, as applicable, and (ii) address, at a minimum, all material matters that are addressed in such existing budget.
               (vii) If a Proposal fails to be approved by the Members under Section 6.1(b)(vi) above, the Managers and Members shall cause their duly authorized representatives to meet and discuss the merits of the Proposal within fifteen (15) days after notice of disapproval was received by the Manager. If the Members cannot agree within the fifteen (15) day time period, or within a longer time period agreed to by all Members in writing, each Manager shall operate its Line of Business in accordance with the existing Overall Approved Budget/Plan, if any, provided that each Manager may honor previously approved obligations of the Company in connection with its Line of Business, but shall not make any improvements or incur additional obligations, except to the extent consistent with the Overall Approved Budget/Plan, until such time as a new Proposal has been approved.
          (c) Site Plan. Before taking on any capital improvements, development, or redevelopment activity included in the Business Plan in connection with a Manager’s Line of Business, and within sixty (60) days from the proposed date of the initiation of such activity, such Manager shall Propose a site plan (each a “Site Plan”) for the property in connection with such development activity. The Site Plan, and any revisions to the Site Plan, is subject to the approval procedures set forth in Section 6.1(b)(vi) and (vii) of this Agreement. Each Manager is authorized to proceed with capital improvements, development or redevelopment in connection with its Line of Business in substantial conformance with the approved Site Plan and the Overall Approved Budget/Plan subject to the provisions of this Agreement. If the Members cannot agree on a Site Plan, each Member and the Company may only take such actions as are consistent with the previous Site Plan, if any, or otherwise specifically permitted by this Agreement.
     6.2 Responsibilities, Rights and Powers of the Manager. Each Manager agrees to devote to the Company such time as may be necessary for the proper performance of the duties assigned to the Manager under this Agreement, but is not required to devote full time to the performance of such duties. Except as expressly provided in Section 6.4 or otherwise in this Agreement, each Manager shall have full, exclusive and complete power to manage and control the day-to-day operations and administrative affairs of the Manager’s Line of Business in accordance with this Agreement and in a manner that is consistent with the then Overall Approved Budget/Plan and Site Plan. In addition to the powers and responsibilities of the Manager listed in other Sections of this Agreement, the rights, responsibilities and powers of each Manager in connection with such Manager’s Line of Business include, but are not limited to, the following, all of which may be done at the Company’s expense:
          (a) Performing all normal business functions and otherwise operating and managing the business and affairs of the Company in accordance with the then Overall Approved Budget/Plan as limited by this Agreement;
          (b) Protecting the interests of the Company and the Subsidiaries and their properties, improvements and other assets;
          (c) Obtaining and paying for all insurance coverage that is appropriate, as determined by the Manager in its reasonable discretion and that is in accordance with the then Overall Approved Budget/Plan, for the protection of the Line of Business managed by such Manager;
          (d) Making, executing, acknowledging and delivering any and all documents of transfer or conveyance and any and all instruments, including agreements with regulatory agencies, that may be necessary or appropriate to carry out the powers herein granted for purposes of the Company in connection with the Manager’s Line of Business;
          (e) Making capital expenditures in accordance with the then Overall Approved Budget/Plan in connection with the Manager’s Line of Business;
          (f) Preparing and delivering to each Member all reports required by the terms of this Agreement in connection with such Manager’s Line of Business;
          (g) Causing all books of account and other records in connection with such Manager’s Line of Business to be kept in accordance with the terms of this Agreement;

          (h) Maintaining proper reserves for, and to the extent that funds of the Company are available, paying all taxes, assessments, rents and other impositions applicable to the assets held in the Manager’s Line of Business as set forth in the Overall Approved Budget/Plan;
          (i) Maintaining proper reserves for, and to the extent that funds of the Company are available, paying all debts and other obligations of the Company and the Subsidiaries in connection with the Manager’s Line of Business as they come due as set forth in the Overall Approved Budget/Plan;
          (j) Subject to Section 6.10, causing the Line of Business to retain or employ, coordinate and determine the services of all architects, engineers, contractors, consultants, employees, accountants, attorneys and other persons necessary or appropriate to carry out the Manager’s Line of Business, to manage the Line of Business’s assets;
          (k) Establishing one or more bank accounts on behalf of the Company and its Subsidiaries in connection with the Manager’s Line of Business, maintaining all funds of the Company in Company accounts or account of Subsidiaries in a bank or banks, and being the signatory to such accounts. In the event of a change in the Manager, the prior Manager must transfer signature authority on all such accounts to the new Manager;
          (l) Making distributions periodically to the Unit Holders in accordance with the provisions of this Agreement;
          (m) After obtaining Unanimous Consent for such financing, using commercially reasonable efforts to obtain construction financing in connection with any capital improvement, development or redevelopment in connection with such Manager’s Line of Business in a prompt and reasonable manner and upon terms most favorable to the Company and the applicable Subsidiaries and, in connection therewith, negotiating, structuring and documenting the construction financing, all consistent with the Overall Approved Budget/Plan;
          (n) Where applicable, obtaining, in an expeditious manner, all governmental and quasi-governmental licenses, approvals, permits and entitlements, including, without limitation, all zoning and master plan approvals necessary or appropriate for the design, development, construction, ownership and operation of any improvements in connections with all development or redevelopment activity related to such Manager’s Line of Business;
          (o) Where applicable, preparing, submitting and prosecuting diligently to completion, applications for all necessary pre-construction permits for each phase of development activity in connection with such Manager’s Line of Business;
          (p) Where applicable, preparing or causing to be prepared all necessary preliminary plans and architectural, engineering, design and construction drawings and other construction documents for each phase of development activity in connection with such Manager’s Line of Business;
          (q) Where applicable, arranging for the Company to obtain a construction contract from a reputable and qualified general contractor or a construction management agreement from a reputable and qualified construction management firm, and engaging on behalf of the Company other reputable and qualified contractors or subcontractors, architects, engineers, designers and other professionals for the design, development and construction for each phase of development activity in connection with such Manager’s Line of Business;
          (r) Where applicable, keeping the Members fully advised on a regular basis with respect to all aspects of the design, permitting, development and construction of each phase of development activity in connection with such Manager’s Line of Business;
          (s) With respect to the Development Business Manager, entering into leases of the Improvements that provide for an effective rental rate of at least ninety percent (90%) of that set forth in the then Development Business Approved Budget/Plan;
          (t) With respect to the Development Business Manager, negotiating and entering into contracts for the marketing and sales of the Improvements in accordance with the Development Business Approved Budget/Plan;
          (u) Unless doing so is otherwise limited under the terms of this Agreement, undertaking such actions as are necessary or desirable so that the Company, within reason, promptly complies with all material present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction which may be applicable to the Company, its property, and the operations and management of the Company and its Lines of Business; and
          (v) Performing all other duties required by this Agreement to be performed by a Manager in connection with such Manager’s Line of Business, including, without limitation, performing such actions as are necessary in connection with the day-to-day business of the Company to the extent consistent with the Overall Approved Budget/Plan.
     6.3 Member Acts. Except upon the specific authorization of the Members, no Member, in such Member’s capacity as a Member, is authorized or empowered to execute, deliver or perform any agreements, acts, transactions or other matters contemplated in this Agreement on behalf of the Company as agent for the Company, notwithstanding any applicable law, rule, or regulation to the contrary.
     6.4 Actions Requiring a Vote. No Manager may undertake any of the following acts (“Major Decisions”) without Unanimous Consent in writing:
          (a) Amending this Agreement;
          (b) Acquiring any real property in addition to the Property, except for immaterial acquisitions of property rights ancillary to the development of the Property;
          (c) Causing the Company to file for Bankruptcy;
          (d) Using the Company’s or the Subsidiaries’ funds or capital in any way other than for the business and purpose of the Company as set forth in Section 2.3; or in accordance with the then Overall Approved Budget/Plan;

          (e) Amending an Overall Approved Budget/Plan or the Site Plan to the extent requiring approval of the other Member under
Sections 6.1(b) or 6.1(c), whichever is applicable;
          (f) With respect to the Development Manager, taking any action that would result in a Material Deviation from the Development Business Approved Budget/Plan; provided, however, notwithstanding the foregoing to the contrary, in cases where there exists a present and material risk of damage to property, injury to person, or breach of a Company obligation (unless resulting from the action or failure to act of the Manager), the Development Manager may reasonably and in good faith take such steps as the Development Manager deems immediately necessary or advisable to eliminate or reduce the risk or breach without regard to whether such action would result in a Material Deviation from the Development Business Approved Budget/Plan. In the event of any such emergency action, the Manager shall limit its actions to those necessary to reduce the risk or breach and shall give the other Members notice of such actions as soon thereafter as possible;
          (g) Admitting any Person as a Member of the Company or any Subsidiary;
          (h) Except as specifically permitted in this Agreement, making any expenditure or taking any action that is inconsistent with the Overall Approved Budget/Plan or the Approved Site Plan;
          (i) Selling, exchanging, conveying, transferring or otherwise disposing of all or any part of any Company property other than in the ordinary course of the Company’s or a Subsidiary’s business or except as permitted under Section 6.2(u) above;
          (j) Leasing all or any part of the Property other than as permitted under Section 6.2(t) above;
          (k) Except as otherwise provided in this Agreement, dissolving or liquidating the Company, or merging, consolidating or recapitalizing the Company;
          (l) Compromising any claim owned by the Company in excess of $250,000 or submitting to arbitration any dispute or controversy involving the Company or a Subsidiary,
          (m) When required under this Agreement, selecting accountants which perform an annual audit and issue an opinion letter with respect to the financial statements of the Company or the Subsidiaries;
          (n) Requiring additional Capital Contributions;
          (o) Requiring or permitting Member Loans and in connection therewith determining the terms of any Member Loans;
          (p) Loaning Company or Subsidiary funds or assets, but the foregoing does not preclude a Manager’s ability to encumber the assets of its Line of Business as security for loans to the Company in a manner consistent with the Overall Approved Budget/Plan;

          (q) Borrowing or raising monies for the purposes of the Line of Business from any source and causing the Company or a Subsidiary to issue a promissory note (or any other evidence of indebtedness) and securing repayment thereof by pledging or granting a security interest in all or any part of the Line of Business’ assets;
          (r) Making any charitable or political donations; or
          (s) Taking any other action that expressly requires the approval of the Members pursuant to this Agreement.
     6.5 Filing of Documents. The Managers agree to file or cause to be filed all certificates or documents as may be reasonably determined by the Managers to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Nevada and any other state in which the Company or a Subsidiary may elect to do business.
     6.6 Indemnification and Liability.
          (a) Company Indemnification. The Company agrees to indemnify, defend and hold harmless the Members, the Manager and their Affiliates (each, an “Indemnitee”) for, from and against any and all losses, claims, damages, liabilities, expenses (including reasonable attorneys’ fees and costs), judgments, fines, settlements, demands, actions, or suits relating to or arising out of the business of the Company, the development of the Property or the exercise by such Indemnitee of any authority conferred on it hereunder or the performance by such Indemnitee of any of its duties and obligations hereunder, even if such Indemnitee was negligent. Notwithstanding anything contained in this Agreement to the contrary, no Indemnitee is entitled to indemnification hereunder, but shall instead indemnify and hold harmless the Company and each Member (other than the Indemnitee), with respect to any claim, issue or matter in respect of which such Indemnitee (or the Company as the result of an act or omission of such Indemnitee) has been adjudged liable for fraud, gross negligence or willful misconduct. In addition, no Member or its Affiliate is entitled to indemnification as a result of a material breach by such Member of any term or provision of this Agreement, the Members acknowledging that the remedies of the Members for a breach of this Agreement are as set forth in Section 7.5 below.
          (b) Liability. An Indemnitee will not be liable, responsible, accountable in damages or otherwise to the Company or the Members for any act or failure to act in connection with the Company and its business unless the act or omission is attributed to gross negligence, willful misconduct or fraud, in which event the Indemnitee must indemnify and hold harmless the Company and each Member (other than the Indemnitee) to the same extent and on the same terms as provided in Section 6.6(a) above and Section 6.6(c) below.
          (c) Terms of Indemnification. Each indemnity provided for under this Agreement is subject to the following provisions:
               (i) The indemnity will cover the costs and expenses of the Indemnitee, including reasonable attorneys’ fees and costs, related to any actions, suits or judgments incident to any of the matters covered by such indemnity.

               (ii) The Indemnitee must notify the Company of any claim against the Indemnitee covered by the indemnity within forty-five (45) days after the Indemnitee has notice of such claim, but failure to notify the Company in no case prejudices the rights of the Indemnitee under this Agreement unless the Company is prejudiced by such failure and then only to the extent the Company is prejudiced by such failure. If the Company fails to discharge or undertake to defend the Indemnitee against such liability upon learning of such liability, then the Indemnitee may settle such liability, and the liability of the Company hereunder will be conclusively established by such settlement, which liability will include both the settlement consideration and the reasonable costs and expenses, including reasonable attorneys’ fees and costs, incurred by the Indemnitee in effecting such settlement.
               (iii) No indemnity hereunder may be construed to limit or diminish the coverage of any Member under any insurance obtained by the Company. Payment under any such policy is not a condition precedent to any indemnification provided in this Agreement.
     6.7 Compensation.
          (a) Fees. Unless expressly provided for in this Agreement or approved by Unanimous Consent, no Member or Manager, nor any Affiliate of any of them, shall be paid any compensation for its management services to the Company.
          (b) Reimbursable Expenses. The Company shall reimburse each Manager and its Affiliates for all actual out-of-pocket, arm’s length, third-party expenses (other than expenses incurred in connection with any Manager’s actions with respect to which the Manager has been adjudged liable for fraud, gross negligence or willful misconduct) incurred in connection with the carrying out of the Manager’s duties set forth in this Amended Agreement, and the management of the Company and the Manager’s Line of Business including: (i) taxes, insurance and assessment(s) with respect to the assets and operation of the Company; (ii) legal and accounting fees; and (iii) expenses for the acquisition, financing, operation, construction and disposition of Company assets.
          (c) Additional Reimbursable Expenses. In addition to being reimbursed for its actual out-of-pocket costs as set forth in Section 6.7(b) above, MGM Jean, or the MGM Jean affiliate providing such services, shall be entitled to reimbursement for its allocable share of its direct costs in connection with providing internal audit, legal, payroll, information technology, human resource and other administrative services to the Resorts and the Truck Stations as set forth in the Overall Approved Budget/Plan. Similarly, in addition to being reimbursed for its actual out-of-pocket costs as set forth in Section 6.7(b) above, JRD, or JRD affiliate providing such services, shall be entitled to reimbursement for its allocable share of its direct costs in connection with providing internal audit, legal, payroll, information technology, human resource and other administrative services in connection with the Development Business as set forth in the Overall Approved Budget/Plan.
     6.8 Amendment of Agreement. Any non-Defaulting Member may propose amendments to this Agreement. The Managers will submit to the Members a verbatim statement of any proposed amendment with a recommendation as to the proposed amendment. The Managers will seek Unanimous Consent on the proposed amendment and call a meeting to vote thereon and to transact any other business that the Managers deem appropriate. A proposed amendment will be adopted and be effective as an amendment hereto if it receives Unanimous Consent. Notwithstanding any provision of this Agreement to the contrary, the Managers may make amendments to this Agreement without the vote of the Members so long as such amendments are of a ministerial nature.
     6.9 Standard of Care. The Managers shall (i) conduct the business of the Manager’s Line of Business and on a day-to-day basis in accordance with the standard of care required of prudent and experienced third-party asset managers performing similar functions in accordance with customary industry standards, and will use commercially reasonable efforts to conduct the business of the Line of Business in a manner consistent with the Overall Approved Budget/Plan, provided that the Gaming Business Manager shall operate the Resorts and the Truck Stations consistent with past practice and custom (except to the extent there are changes in the law); (ii) perform the duties assigned to it under this Agreement and (iii) carry out all decisions and resolutions of the Members as required under this Agreement. Unless otherwise specifically provided in this Agreement, whenever hereunder a Manager or Member is required or permitted to make a decision, take or approve an action or omit to do any of the foregoing: (i) in its sole discretion, such Member or the Manager shall be entitled to consider only such factors and interest, including its own, as it desires, and shall have no duty or obligation to consider any other interest (including the interest of any other Member) or factors whatsoever, (ii) with an express standard of behavior (including, without limitation, standards such as “reasonable” or “good faith”), then such Member or the Manager shall comply with such express standard, or (iii) without any express standard, then such Member or Manager shall be obligated to act consistently with standards set for in this Section 6.9. Without limiting the foregoing, each Member agrees that the standards set forth in this Section 6.9 are intended to supersede any fiduciary obligations that would otherwise apply to the Members under any applicable law (excluding any fiduciary duty for the benefit of the Company required of Members’ Affiliates pursuant to any written contract between such Affiliates and the Company).
     6.10 Transactions with Affiliates. Each Manager shall be entitled to employ or retain, or enter into any transaction or contract with, any Member or any officer, employee or Affiliate of any Member, provided that (i) the compensation and other terms and conditions of any such arrangement are no less favorable to the Company than those that could reasonably be obtained at the time from an unrelated party providing comparable goods or services; and (ii) the Manager discloses the transaction to the Members prior to entering into such transaction.
     6.11 Independent Activities.
          (a) General Scope of Independent Activities. The Members hereby expressly agree and acknowledge that each of the Members, either directly or through the Member’s Affiliates (which, for the purposes of this Section 6.11 includes Tracinda Corporation and its affiliates), is involved in transactions, investments and business ventures and undertakings of every nature, which include, without limitation, the managing and operating of gaming businesses and other related activities such as retail and room rental and the ownership, construction, development, marketing, sale and operation of real property and improvements of every type and nature thereon, as well as activities which are not associated in any manner with the gaming business or real estate (all such investments and activities being referred to hereinafter as the “Independent Activities”).
          (b) Waiver of Rights with Respect to Independent Activities. Nothing in this Agreement shall be construed to: (i) prohibit any Member or the Member’s Affiliates from continuing, acquiring, owning or otherwise participating in any Independent Activity that is not owned or operated by the Company, even if such Independent Activity is or may be in competition with the Company; or (ii) require any Member or the Member’s Affiliates to allow the Company or any other Member to participate in the ownership or profits of any such Independent Activity. To the extent any Member would have any rights or claims against any other Member as a result of the Independent Activities of such Member or such Member’s Affiliates, whether arising by statute, common law or in equity, the same are hereby waived.
          (c) Limitation on Company Opportunities. Each Member hereby represents and warrants to the other Member that it has not been offered, as an inducement to enter into this Agreement, the opportunity to participate in the ownership or profits of any present or future Independent Activity of any kind whatsoever of such other member or such other Member’s Affiliates.
          (d) Acknowledgment of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors, they understand the terms, conditions and waivers set forth in this Section 6.11 and that the provisions of this Section 6.11 are reasonable, taking into account the relative sophistication and bargaining position of the Members.
     6.12 Decision of the Managers. Unless a decision specifically relates to a Manager’s Line of Business or if this Agreement expressly states otherwise, all actions, approvals, elections and consents in this Agreement to be made by “the Managers” will be effective when approved by both Managers.
     6.13 Delegation by MGM Jean. MGM Jean may delegate part or all of its duties to manager the Gaming Business to one or more Affiliates, provided that such Affiliate shall not be entitled to compensation from the Company in connection with its services.
ARTICLE 7
THE MEMBERS
     7.1 Meetings of the Members. Meetings of the Members will be held on the call of the Managers or one or more non-Defaulting Member, provided that at least five (5) Business Days’ notice must be given to all Members with respect to any meeting, and further provided that any Member may require that such meeting be held by telephone. A waiver of any required notice is equivalent to the giving of such notice if such waiver is in writing and signed by the Member entitled to such notice, whether before, at or after the time stated therein. The Members may make use of telephones and other electronic devices to hold meetings, provided that each Member may simultaneously participate with the other Members with respect to all discussions and votes of the Members. The Members may act without a meeting if the action taken is reduced to writing (either prior to or thereafter) and approved and signed by the required vote of

Members in accordance with the voting provisions of this Agreement. Written minutes will be taken at each meeting of the Members; however, any action taken or matter agreed upon by the Members will be deemed final, whether or not written minutes are prepared or finalized.
     7.2 Voting of the Members. Unless this Agreement expressly states otherwise, all votes, actions, approvals, elections and consents required in this Agreement to be made by “the Members” will be effective when approved by Unanimous Consent.
     7.3 Other Business Interests of the Members. Except as set forth in Section 6.2 above, this Agreement may not be construed to grant any right, privilege or option to a Member to participate in any manner in any other business, corporation, partnership or investment in which the other Members or their Affiliates may participate including those which may be the same as or similar to the Company’s business or in direct competition therewith including the ownership and development of parcels adjacent to the Property. Except as set forth in Section 6.11(b) above, each Member expressly waives the doctrine of corporate opportunity (or any analogous doctrine) with respect to any other such business, corporation, partnership or investment of any other Member or Affiliate; provided, however, that this waiver and all other terms and conditions of this Agreement will not restrict or otherwise affect any party’s rights, obligations and duties under any employment or consulting agreement with the Company.
     7.4 Rights and Obligations of Members.
          (a) Limitation of Liability. Each Member’s liability for the debts, obligations and liabilities of the Company is limited as set forth in the Act and other applicable law.
          (b) Confidentiality. Except as contemplated hereby or required by the Gaming Laws, the Nevada gaming authorities or a court of competent authority, each Member must keep confidential and not disclose or use, and must use its commercially reasonable efforts to prevent such Member’s Affiliates and any of such Member’s, or such Member’s Affiliates’, present or former employees, agents and representatives, from disclosing or using, without the prior written authorization of the Company, any information pertaining to this Agreement, any of the transactions contemplated hereby or the business of the Company, provided that each Member shall be permitted to share pertinent documents relating to the Company with third-party advisors so long as such third-party advisors are bound by the same confidentiality requirements of this Section 7.4(b). The term “confidential information” is used in this Section 7.4 to describe information that is confidential, non-public or proprietary in nature, is provided to such Member or such Member’s representative by the Company, any other Member, or any such Person’s agents, representatives or employees, and relates either directly or indirectly to the Company. Notwithstanding anything herein to the contrary, JRD acknowledges that MGM MIRAGE is a publicly-traded company and nothing in this Agreement shall be construed to limit or otherwise circumscribe the taking, by MGM Jean or any Affiliate thereof, of all actions reasonably determined by MGM Jean to be necessary or appropriate to comply with any disclosure obligations relating thereto. This provision shall survive the termination or expiration of this Agreement in perpetuity for as long as information shall remain confidential information. The obligations not to use or disclose confidential information shall not apply to confidential information which, with respect to a Member (a) has been made previously available to the public by the Member or becomes generally available to the public, other than as a result of a breach of this Agreement or any other confidentiality agreement between the Members or their respective Affiliates, (b) prior to disclosure to any Member or its respective Affiliates, was already rightfully in any such Member’s possession, or the possession of any Affiliate of such Member, or (c) is obtained by such Member from a third party who is lawfully in possession of such confidential information, and not in violation of any contractual, legal or fiduciary obligation to the other Member with respect to such confidential information, and who does not require such Member to refrain from disclosing such confidential information to others.
     7.5 Defaulting Member.
          (a) Events of Default. The occurrence of any of the following events constitutes an event of default and the Member so defaulting (herein referred to as the “Defaulting Member”) will (except as otherwise provided in Section 7.5(a)(iv) below) thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Members: (i) attempted dissolution of the Company by such Member other than pursuant to the express provisions of this Agreement; (ii) a Bankruptcy as to such Member; (iii) a Withdrawal Event as to such Member; (iv) a material breach of this Agreement by such Member, provided that if the material breach is non-monetary, then the Member shall not be deemed to be a Defaulting Member until after a period of thirty (30) days has elapsed from the delivery of written notice thereof from the non-Defaulting Member to the Defaulting Member, such material default has not been rectified or cured; provided further that if the non-monetary material default complained of in such notice is of such a nature that the same can be rectified or cured, but cannot with reasonable diligence be done within thirty (30) days then such material default shall be deemed to be rectified or cured if the Defaulting Member shall, within a reasonable time period to be determined by the non-Defaulting Member, which in no event shall exceed sixty (60) days, from the date of giving of such notice cure and rectify the same; (v) a Transfer of Units that is not a Permitted Transfer; (vi) the failure by the Member to make its Capital Contribution in accordance with Section 3.2; (vii) an indirect transfer of the ownership interest in the Company (for example, through a change in the ownership of any Member or the upper-tier owners of the Member) that does not meet the requirements of Section 9.3(c), Section 9.3(e) and Section 9.3(f), as applicable; (viii) in the case of MGM Jean, any transfer of a direct or indirect ownership interest in MGM Jean, if the ownership interest in MGM Jean constitutes substantially all of the assets (by value) in such transfer; or (ix) in the case of JRD, any transfer of a direct or indirect ownership interest in JRD or a JRD Successor (for example, through a change in the ownership of JRD or the upper-tier owners of JRD) unless MGM Jean approves the transfer, which approval will not be unreasonably withheld or delayed so long as both the Greenspun Family and the Cloobeck Family have a level of ownership, directly or indirectly, including through subsidiaries, in JRD or the JRD Successor that is reasonably satisfactory to MGM Jean.
          (b) Effect of Default. Notwithstanding anything in this Agreement to the contrary, a Defaulting Member does not have any voting, approval or consent rights with respect to any matters set forth in this Agreement, including but not limited to all approval and consent rights set forth in Article 6 and Article 7, provided, however, that except as specifically set forth in this Agreement, the non-Defaulting Member may not use its unanimous voting power to amend this Agreement except to the extent reasonably necessary if the amendments (i) are of a ministerial nature, (ii) do not adversely affect the Unit Holders in any material respect, or (iii) are required by law or regulations. The Defaulting Member’s right to vote will be reinstated if and when the Defaulting Member’s default is cured in accordance with the provisions of this Agreement. The Defaulting Member, at the sole election of the non-Defaulting Member, shall be removed as the Manager and the non-Defaulting Member shall determine the replacement Manager, as applicable.
          (c) Remedies on Default. Upon the occurrence of a default by a Member, the non-Defaulting Member and the Company have all rights and remedies available at law and in equity and may institute legal proceedings against the Defaulting Member with respect to any damages or losses incurred by the Company or any non-Defaulting Member, and/or the non-Defaulting Member may cause the Company to dissolve and liquidate in accordance with the provisions of Article 10. The Company is entitled to reasonable attorneys’ fees and costs incurred in connection with any such action. Further, if the default results from the failure of the Member to make all or any portion of a required additional Capital Contribution under Section 3.2 above, then the remedies set forth in Section 3.4 shall apply. In addition, at any time during the continuance of an Event of Default under this Agreement, the non-defaulting Member, without limiting any other rights or remedies it may have under this Agreement, at law or in equity, may, upon written notice (the “Appraisal Notice”) delivered to the Defaulting Member, elect to purchase all (but not less than all) of the Interest of the Defaulting Member for cash in an amount equal to eighty percent (80%) of the Appraised Value of the Defaulting Member’s Interest. The “Appraised Value” shall be an amount equal to the Defaulting Member’s Interest multiplied by the fair market value of the Company, which shall represent the amount that a single purchaser unrelated to any Member would reasonably be expected to pay for the Company business and assets as a going concern, subject to all existing indebtedness, liens and encumbrances, in a single cash purchase, taking into account the current condition, use and net income of the Facility. If the Members are unable to mutually agree upon the Appraised Value within thirty (30) days after delivery of the Appraisal Notice, each Member shall select a reputable Member of the Appraisal Institute (“MAI”) appraiser to determine the Appraised Value. The two appraisers shall furnish the Members with their written appraisals within forty-five (45) days of their selection, setting forth their determinations of the Appraised Value as of the date of the Appraisal Notice. If the higher of such appraisals does not exceed the lower of such appraisals by more than ten percent (10%), the Appraised Value shall be the average of the two appraisals. If the higher of such appraisals exceeds the lower of such appraisals by more than ten percent (10%), the two appraisers shall, within twenty (20) days, mutually select a third reputable MAI appraiser. The third appraiser shall furnish the Members with its written appraisal within forty-five (45) days of its selection, and the Appraised Value shall be the average of the three appraisals. The cost of the appraisals shall be borne equally by the Defaulting Member and the non-Defaulting Member. The determination of the Appraised Value in accordance with this Section 7.5(c) shall constitute a final and non-appealable arbitration. The closing of the purchase and sale of the Interest of the Defaulting Member pursuant to this Section 7.5(c) shall occur not later than ninety (90) days after determination of the Appraised Value, or such other time as may be directed by the Nevada gaming authorities. At the closing, the Defaulting Member shall deliver to the non-Defaulting Member good title to its Interest, free and clear of any liens, claims or other encumbrances.

ARTICLE 8
BOOKS, RECORDS, REPORTS AND ACCOUNTING
     8.1 Records. The Managers agree to keep or cause to be kept at the Principal Office of the Company (or at the principal business office of the Managers) the following: (a) a current list of the full name and last known business, residence or mailing address of each Member; (b) a copy of the Company’s initial Articles of Organization and all amendments thereto; (c) copies of all written operating agreements and all amendments thereto, including any prior written operating agreements no longer in effect; (d) copies of any written and signed promises by the Members to make Capital Contributions to the Company; (e) copies of the Company’s federal, state and local income tax returns and reports, if any, for the three most recent years; (f) copies of any prepared financial statements of the Company for the three most recent years; and (g) minutes (if reduced to writing) of every meeting of the Members as well as any written consents of the Members to actions taken by the Members without a meeting. Any such records maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a reasonable period of time. Each Member has the right to inspect the records of the Company described in this Section 8.1 in person at the Principal Office of the Company (or the principal office of the Manager, as the case may be) upon twenty-four (24) hours’ notice. Upon request of a Member, the Manager will photocopy and send any requested Company records to that Member, provided that the requesting Member pays to the Manager any actual out-of-pocket costs incurred by the Manager in complying with such request.
     8.2 Fiscal Year and Accounting. The Fiscal Year of the Company is the calendar year unless otherwise required by applicable law. All amounts computed for the purposes of this Agreement and all applicable questions concerning the rights of Members will be determined using the method of accounting employed by the Company for federal income tax purposes. The Managers, except as specifically provided to the contrary herein, will make all decisions as to other accounting matters.
     8.3 Preparation of Tax Returns. The Tax Matters Partner will arrange, at the expense of the Company, for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for income tax purposes and cause to be furnished to the Members the tax information reasonably required for income tax reporting purposes. As promptly as practicable, but in any event within sixty (60) days after the end of each Fiscal Year, the Tax Matters Partner shall cause to be prepared and distributed to each Member all information necessary for the preparation of such Member’s federal and state income tax returns, including a statement showing such Member’s share of income, gains, losses, deductions and credits for such year for federal and state income tax purposes and the amount of any distributions made to or for the account of such Member pursuant to this Agreement. The classification, realization and recognition of income, gain, losses and deductions and other items, for federal income tax purposes, will be on that method of accounting as the Tax Matters Partner determines or such other method as is required by the Code.
     Tax Elections.

     (a) At the request of any Member, the Tax Matters Partner, on behalf of the Company, shall elect to adjust the basis of the assets of the Company for federal income tax purposes in accordance with Section 754 of the Code in the event of a distribution of any Company property as described in Section 734 of the Code or a transfer by any Member of its Units in the Company as described in Section 743 of the Code.
     (b) The Tax Matters Partner, on behalf of the Company, shall from time to time make such other tax elections as it deems necessary or desirable to carry out the business of the Company or the purposes of this Agreement, provided that the Tax Matters Partner shall use its commercially reasonable efforts to consult with the other Member prior to such election, if such consultation is requested by the other Member.
     8.4 Tax Controversies. MGM Jean is the Tax Matters Partner of the Company. The Tax Matters Partner is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. The Members agree to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct those proceedings. The Tax Matters Partner agrees to promptly notify the Members upon the receipt of any correspondence from any federal, state or local tax authorities relating to any examination of the Company’s affairs, to consult with the Members regarding the progress of any audit, and not to settle any tax matters without Unanimous Consent.
     8.5 Reports. Within twenty (20) days after the end of each Fiscal Year and within fifteen (15) days after the end of each of the first three fiscal quarters thereof, and within fifteen (15) days after the end of each calendar month, the Managers shall cause each Member to be furnished with a copy of the balance sheet of the Company as of the last day of the applicable period, a statement of income or loss for the Company for such period, and a statement of the Company’s cash flow for such period. Annual statements shall also include a statement of the Members’ Capital Accounts and changes therein for such Fiscal Year. Annual statements shall be audited by the Company’s accountants, and shall be in such form as shall enable the Members to comply with all reporting requirements applicable to either of them or their Affiliates under the Securities Exchange Act of 1934, as amended. The audited financial statements of the Company shall be furnished to the Members within fifty (50) days after the end of each Fiscal Year. Each Manager shall be responsible for providing the reports discussed in this Section 8.6 in connection with its Line of Business.
ARTICLE 9
TRANSFERS, WITHDRAWALS
     9.1 Restrictions on Transfers. Except as otherwise permitted by this Agreement, no Unit Holder may Transfer all or any portion of such Unit Holder’s Units.
     9.2 Permitted Transfers. Subject to the conditions and restrictions set forth in Section 9.3 below, a Member may at any time Transfer all or any portion of its Units to (a) any other Member, (b) any Permitted Transferee, or (c) any Person, provided the Transfer is made to such Person following compliance with the terms of the right of first offer set forth in Section 9.8. Except in connection with a Transfer occurring following compliance with the terms of the right of first offer set forth in Section 9.8, no Member is released from its obligations under this Agreement solely as a result of the Permitted Transfer of all of its Units.
     9.3 Conditions to Permitted Transfers. A Transfer will not be treated as a Permitted Transfer under Section 9.2 above unless and until all of the following conditions are satisfied:
          (a) Except in the case of a Transfer by operation of law, the transferor and transferee will execute and deliver to the Company such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Company to effect such Transfer. In the case of a Transfer of Units involuntarily by operation of law, the Transfer must be confirmed by presentation to the Company of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Company. In all cases, the transferor and/or transferee must reimburse the Company for all costs and expenses that the Company incurs in connection with such Transfer.
          (b) The transferor and transferee must furnish the Company with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Units transferred, and any other information reasonably necessary to permit the Company to file all required federal and state tax returns and other legally-required information statements or returns. Without limiting the generality of the foregoing, the Company is not required to make any distribution otherwise provided for in this Agreement with respect to any transferred Units until the Company has received such information.
          (c) No Transfer may be made except upon terms which do not, in the opinion of counsel chosen by the Company, result in the termination of the Company within the meaning of Section 708 of the Code, except upon the issuance of a final and non-appealable order or directive of a governmental agency of any jurisdiction, including the Nevada gaming authorities, disqualifying such Member from holding any registration, license, approval or permit required for the business of the Company, or directing that the other Company or any of its Affiliates terminate its relationship with such Member.
          (d) Except in the case of a Transfer of Units involuntarily by operation of law, either (i) such Units must be registered under the Securities Act and any applicable state securities laws, or (ii) unless waived by the non-transferring Members, the transferor must provide an opinion of counsel, which opinion and counsel must be reasonably satisfactory to the non-transferring Members, to the effect that such Transfer is exempt from all applicable registration requirements and that such Transfer will not violate any applicable laws regulating the Transfer of securities.
          (e) Notwithstanding anything to the contrary in this Agreement, no Member shall be permitted to Transfer its Units or any portion thereof to the extent such Transfer would be in violation of applicable law (including without limitation securities laws and regulations and all Gaming Laws) or would cause a default under any agreement or instrument to which the Company is a party or by which it is bound. Without limiting the foregoing, at such time as the

Company is a Nevada gaming registrant and/or licensee, no Transfer of Units or any portion thereof shall be valid or effective unless such transfer is first approved by the Nevada gaming authorities.
          (f) Without the consent of MGM Mirage, no Transfer may be made to any Person that is a competitor of MGM Mirage.
     9.4 Prohibited Transfers. Any purported Transfer of Units that is not a Permitted Transfer is null and void and of no force or effect whatsoever; provided that, if the Company is required to recognize a Transfer that is not a Permitted Transfer, the Units transferred will be strictly limited to the transferor’s rights to allocations and distributions as provided by this Agreement with respect to the transferred Units, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Company) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Units may have to the Company. In the case of a Transfer or attempted Transfer of Units that is not a Permitted Transfer, the parties engaging or attempting to engage in such Transfer are obligated to indemnify, defend and hold harmless the Company and the other Members for, from and against all cost, liability and damage that the Company or any of such indemnified Members may incur (including, without limitation, incremental tax liabilities, attorneys’ fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.
     9.5 Rights of Unadmitted Assignees. A Person who acquires Units in any manner other than as a Permitted Transfer will be referred to as an “Assignee” and entitled only to allocations and distributions with respect to such Units in accordance with this Agreement, will have no right to any information or accounting of the affairs of the Company, will have no right to inspect the books or records of the Company and will have no rights of a Member under the Act or this Agreement.
     9.6 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Fiscal Year in compliance with the provisions of this Article 9, Profits, Losses, each item thereof and all other items attributable to the Transferred Units for such Fiscal Year will be divided and allocated between the transferor and the transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any convention permitted by law and selected by Unanimous Consent. All distributions on or before the date of such Transfer will be made to the transferor and all distributions thereafter will be made to the transferee. Solely for purposes of making such allocations and distributions, the Company will recognize such Transfer not later than the end of the calendar month during which the Company is given notice of the Transfer, provided that, if the Company is given notice of a Transfer at least ten (10) Business Days prior to the Transfer, the Company will recognize the Transfer as of the date of the Transfer, and provided further that if the Company does not receive a notice stating the date such Units were transferred and such other information as the Managers may reasonably require within thirty (30) days after the end of the Fiscal Year during which the Transfer occurs, then all such items will be allocated, and all distributions will be made, to the Person who, according to the books and records of the Company, was the owner of the Units on the last day of such Fiscal Year. Neither the Company nor the Managers will incur any liability for making allocations and distributions in accordance with the provisions of this Section 9.6, whether or not the Managers or the Company have knowledge of any Transfer of ownership of any Units.
     9.7 Withdrawal of a Member. Within thirty (30) days following the Withdrawal Event of a Member, that Member (or its successor) is required to give notice to the Company of such withdrawal. Failure to give notice constitutes a default under this Agreement. Upon the Withdrawal Event of a Member, the withdrawn Member is not entitled to receive the value of such Member’s Units; rather, the withdrawn Member will be treated as an Assignee of such Member’s Units in accordance with Section 9.5 above.
     9.8 Right of First Offer and Drag Along Right.
          (a) General. Except as otherwise provided in Section 9.2, if any Member that is not a Defaulting Member desires to Transfer all or a portion of the Member’s Units to any Person who is not a Member, such Transfer shall not constitute a Permitted Transfer unless such Member shall afford the Company and the other Members a right of first offer pursuant to this Section 9.8.
          (b) Notice. A Member that is not a Defaulting Member desiring to Transfer Units (a “Disposing Member”) shall first provide to the other Members and the Company at least ninety (90) days’ prior written notice of the Member’s intention to make a Transfer of Units (the “Disposition Notice”). The Disposition Notice must be accompanied by a complete description of the price and the terms and conditions upon which the Disposing Member wishes to market and sell the Units. The price for the Units set forth in the Disposition Notice must be commercially reasonable and determined in good faith.
          (c) Option to the Non-Disposing Member. Upon receipt of the Disposition Notice, the other Member (the “Non-Disposing Member”) has the right, exercisable within ninety (90) days after receipt of the Disposition Notice, to notify the Disposing Member that the Non-Disposing Member or its designee will purchase the Units of the Disposing Member upon the terms set forth in the Disposition Notice (provided, however, that to the extent that the terms provide for non-cash consideration, such non-cash consideration may be replaced with property of equivalent value) as if the Units were marketed under such terms and the Non-Disposing Member was an independent third-party purchaser); provided, however, that the consummation and closing of such sale must occur within one hundred eighty (180) days after the date that the Non-Disposing Member notifies the Disposing Member that the Non-Disposing Member wishes to exercise its rights to purchase the Units under this Section 9.8(c), provided, further that such 180-day period may be extended to allow for obtaining any necessary gaming and regulatory approvals as long as the Disposing Member and the Non-Disposing Member are using commercially reasonable efforts to obtain such approvals. If the Non-Disposing Member or its designee declines in writing to purchase the Units, or if the Non-Disposing Member does not affirmatively elect to purchase the Units within such 90-day period, then the Disposing Member has the unilateral authority, notwithstanding anything else in this Agreement to the contrary, to market and sell its Units on terms no less favorable to the Company and the Non-Disposing Member than those set forth in the Disposition Notice (e.g., the price must be no lower and the contingency and closing periods must be no greater than the price and time periods provided in the Disposition Notice); provided, however, that the consummation and closing of such sale must occur within one hundred eighty (180) days after the date that the Non-Disposing Member notifies the Disposing Member in writing that the Non-Disposing Member declines to exercise its rights to purchase the Units under this Section 9.8(c) (or in the absence of such written notification, the expiration of the 90-day period within which the Non-Disposing Member was required to affirmatively elect to exercise such rights), provided, further that such 180-day period may be extended to allow for obtaining any necessary gaming and regulatory approvals as long as the Disposing Member and the proposed transferee of the Disposing Member’s Units are using commercially reasonable efforts to obtain such approvals. If such sale of the Units is not closed within such 180-day period, or if the Disposing Member wishes to enter into a contract to sell the Units on terms less favorable to the Company than those set forth in the Disposition Notice, then any subsequent sale of the Units by the Disposing Member may be effected only after again complying with the conditions of this Section 9.8. The options set forth in this Section 9.8 shall be subject to the condition that in no event shall less than one hundred percent (100%) of the Units proposed to be disposed of by the Disposing Member be purchased by the Non-Disposing Member.
          (d) Drag Along Rights.
               (i) If the requirements of Sections 9.8(a) through 9.8(c) have been satisfied and if MGM Jean is the Disposing Member and is disposing all of its Units in the Company, then the MGM Jean shall have the right (the “Drag-Along Right”) to require JRD to sell all, but not less than all, of its Units to such proposed purchaser or transferee on the same terms and conditions as are applicable to the Transfer by MGM Jean of all of its Units to such proposed purchaser or transferee in accordance with this Section 9.8(d).
               (ii) Drag Along Notice. MGM Jean shall notify JRD (the “Drag-Along Members”), in writing (the “Drag-Along Notice”) of the terms and conditions of the proposed Transfer at least ninety (90) days before the date on which the Transfer is to occur.
               (iii) Seller’s Obligations. At or before the time of completion of the Transfer of the Units set forth in this Section 9.8(d), JRD shall (i) cause to be discharged any and all encumbrances of, and security interests in, if any, its Units and provide written evidence of such discharges to the third party purchaser, and (ii) execute and deliver to the third-party purchaser, against payment for such Units, all certificates or other documents representing such Units, duly endorsed for transfer or with duly executed assignment forms attached. For purposes of this Section, no premium or discount shall be attributed to any Unit.
ARTICLE 10
LIQUIDATION AND WINDING UP; MERGER
     10.1 Dissolution. The Company will dissolve only upon:
          (a) Unanimous Consent;
          (b) upon any Withdrawal Event of the last remaining Member, unless the business of the Company is continued by the unanimous written consent of the Assignees given within ninety (90) days after such Withdrawal Event;

          (c) the occurrence of any event that makes it unlawful for the business of the Company to be carried on or for the Members to carry on the business of the Company;
          (d) the sale or other disposition of all or substantially all of the Company’s assets and properties and the collection of all notes received in connection with such sale or other disposition;
          (e) the final and non-appealable denial of the Company’s application for any Nevada gaming registration and/or license for the Resorts and the Truck Stations or, after issuance, the final and non-appealable revocation of any such registration and/or license;
          (f) the issuance of a final and non-appealable order or directive of a governmental agency of any jurisdiction, including the Nevada gaming authorities, disqualifying a Member from holding any registration, license, approval or permit required for the business of the Company, or directing that the other Company or any of its Affiliates terminate its relationship with such Member; or
          (g) the failure or inability of a Member, its officers, directors, key employees or direct or indirect owners or the officers, directors or key employees of its direct or indirect owners to obtain any registration, license, approval or permit required for the business of the Company or any other event involving a Member which results in the Company or such Member becoming unable to conduct the Gaming Business.
     10.2 Continuation of the Company. A Withdrawal Event with respect to any Member does not dissolve the Company, unless such Member is the last remaining Member and the Assignees do not elect to continue the Company pursuant to Section 10.1(b) above.
     10.3 Liquidation. Upon dissolution of the Company, the business and affairs of the Company will be wound up and liquidated as rapidly as business circumstances permit, the Managers or a Person (who may be an officer or Affiliate of a Member) designated by the Managers, will act as the liquidating trustee (the “Liquidating Trustee”), and the assets of the Company will be liquidated and the proceeds thereof paid (to the extent permitted by applicable law) in the following order:
          (a) First, to creditors, including Members that are creditors, in the order of priority as required by applicable law;
          (b) Second, to a reserve for contingent liabilities to be distributed at the time and in the manner as the Liquidating Trustee determines in its discretion; and
          (c) Third, to the Members in accordance with the positive balance of each Member’s Capital Account as determined after taking into account all Capital Account adjustments for the Company’s taxable year during which the liquidation occurs, including any Capital Account adjustments associated with the allocation of Profits and Losses with respect to any sale, transfer or other taxable disposition of any Company property. Any such distributions to the Members in respect of their Capital Accounts shall be made within the time requirements of Section 1.704-1(b)(3)(ii)(b)(2) of the Regulations. If for any reason the amount distributable pursuant to this Section 10.3(c) shall be more than or less than the sum of all the positive balances of the Members’ Capital Accounts, the proceeds distributable pursuant to this Section 10.3(c) shall be distributed among the Members in accordance with the ratio by which the positive Capital Account balance of each Member bears to the sum of all positive Capital Account balances.
     10.4 Liquidating Trust. In the discretion of the Liquidating Trustee, a pro rata portion of the distributions that would otherwise be made to the Unit Holders pursuant to this Article 10 may be:
          (a) Distributed to a trust established for the benefit of the Unit Holders solely for the purposes of liquidating Company property, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust may be distributed to the Unit Holders from time to time, in the reasonable discretion of the Liquidating Trustee, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Unit Holders pursuant to Section 10.3 above; or
          (b) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to allow for the collection of the unrealized portion of any installment obligations owed to the Company, provided that such withheld amounts are distributed to the Unit Holders as soon as practicable.
The portion of the distributions that would otherwise have been made to each of the Unit Holders that is instead distributed to a trust pursuant to clause (a) or withheld to provide a reserve pursuant to clause (b) will be determined in the same manner as the expense or deduction would have been allocated if the Company had realized an expense equal to such amounts immediately prior to distributions being made pursuant to Section 10.3 above.
     10.5 Deficit Capital Account. Upon liquidation, if any Unit Holder has a deficit balance in such Unit Holder’s Capital Account (after giving effect to all contributions, distributions and allocations for all Fiscal Years, including the Fiscal Year in which such liquidation occurs), such Unit Holder has no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. Each Unit Holder agrees to look solely to the assets of the Company for the return of that Unit Holder’s Capital Contribution.
     10.6 Filings. Upon the dissolution of the Company, the Company will cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence will continue until the Articles of Termination have been filed with the Nevada Secretary of State as required by the Act or until a decree dissolving the Company has been entered by a court of competent jurisdiction. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining assets have been distributed to Unit Holders, Articles of Termination will be executed and filed with the Nevada Secretary of State as required by the Act.

     10.7 Merger. The Members may by Unanimous Consent approve a plan of merger or consolidation under which the Company will merge or consolidate with or into one or more Persons.
     10.8 Representations and Warranties of the Members. In addition to representations and warranties made by the Members in other sections of this Agreement, each Member hereby represents and warrants that:
          (a) Due Incorporation or Formation; Authorization of Agreement. Such Member is a corporation or a limited liability company (as the case may be), duly organized, validly existing, and in good standing under the Law of the jurisdiction of its incorporation or formation and has all power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby. Such Member is duly licensed or qualified to do business and is in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder. Each Member has all power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and the execution, delivery, and performance of this Agreement has been duly authorized by all necessary corporate action. This Agreement has been duly executed and delivered by such Member and constitutes the legal, valid, and binding obligation of such Member enforceable in accordance with its terms.
          (b) No Conflict with Restrictions; No Default. Neither the execution, delivery, and performance of this Agreement nor the consummation by any Member of the transactions contemplated hereby will (i) conflict with, violate, or result in a breach of, any of the terms, conditions, or provisions of any statute, law, rule, regulation, ordinance, judgment, order, writ, injunction or decree of any arbitrator or governmental authority (whether state, local, federal, and whether written or established by custom or tradition) (collectively, “Law”) applicable to such Member or any of its Affiliates, (ii) conflict with, violate, result in a breach of, or constitute a default under, any of the terms, conditions, or provisions of the articles of incorporation, bylaws, or other governing documents of such Member or any of Affiliate thereof, or any material agreement or instrument to which such Member or any Affiliate thereof is a party or by which such Member or any Affiliate thereof is or may be bound or to which any of its material properties or assets is subject, (iii) conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any material interests or rights in, or require any consent, authorization or approval under, any indenture, mortgage, lease agreement, or instrument to which such Member or any Affiliate thereof is a party or by which such Member or any Affiliate thereof is or may be bound, or (iv) result in the creation or imposition of any lien upon any of the material properties or assets of such Member or Affiliate thereof.
          (c) Governmental Authorizations. Any registration, declaration or filing with, or consent, approval, license, permit or other authorization, or order by, any governmental or regulatory authority (domestic or foreign), that is required in connection with the valid execution, delivery and acceptance by such Member of this Agreement has been completed, made or obtained on or before the Formation Date. Each Member, at its own cost and expense, shall apply for and obtain any and all registrations, approvals, licenses and permits necessary in connection with the Gaming Business conducted by the Company.

          (d) Litigation. There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Member, threatened against or affecting such Member or any Affiliate thereof or any of their respective properties, assets, or businesses in any court or before or by any governmental department, board, agency, or instrumentality (domestic or foreign), or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit, or proceeding, which if adversely determined could) reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member; and such Member or any Affiliate thereof has not received any currently effective notice of any default, and such Member or any Affiliate thereof is not in default, under any applicable Law which could reasonably be expected to materially impair such Member’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Member.
          (e) Investment Company Act. Neither such Member nor any Affiliate thereof is, nor will the Company as a result of such Member holding Units be, an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          (f) Investigation. Such Member is acquiring its Units based upon its own investigation, and the exercise by such Member of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise. Such Member’s acquisition of its Units is being made for its own account for investment, and not with a view to the sale or distribution thereof.
     All warranties and representations made pursuant to this Section 10.8 shall survive the execution of this Agreement
ARTICLE 11
GAMING LAWS
     11.1 Gaming Licensing Matters. Each Member (i) shall, and shall cause its Affiliates to, reasonably cooperate with any investigation by any gaming authority having jurisdiction over any Member or any Affiliate of any Member, and use its best efforts to promptly comply with any directives of any such gaming authority, and (ii) use its best efforts to cause any transferee of any portion of its Units likewise to so cooperate and comply. Each Member agrees that it shall not take any action or omit to take any action that would have the effect of adversely affecting any Gaming registration, license, approval or permit held by any Member or Affiliate thereof. The Members and their Affiliates shall cooperate in connection with any review of this Agreement by any gaming authority, and the Members shall, and shall cause, their respective Affiliates to execute and deliver any further documents or instruments, including amendments to this Agreement, as any gaming authority may require. Each Member acknowledges that monetary damages alone would not be adequate compensation for a breach of this Section 11.1 and the Members agree that a non-breaching Member shall be entitled to seek a decree or order from a court of competent jurisdiction for specific performance to restrain a breach or threatened breach of this Section 11.1 or to require compliance by a Member with this Section 11.1.

     11.2 Qualifications.
          (a) Subject to Gaming Laws. If the Company becomes, and for as long as it remains, subject to regulation under any Gaming Laws, ownership of the Company shall be held subject to the applicable provisions of any applicable Gaming Laws.
          (b) Managers and Officers. The election of an individual to serve as a manager or officer of, or in any other capacity with, the Company is subject to any qualifications or approvals required under any Gaming Laws. For purposes of this Agreement, an individual shall be qualified to serve as a manager, officer or in any other capacity, for so long as that individual is determined to be, and continues to be, qualified and deemed suitable by all Gaming Authorities and under all applicable Gaming Laws. In the event any such individual does not continue to be so qualified and suitable, that individual shall be disqualified and shall cease to be a manager, officer or serve in such other capacity with the Company.
     11.3 Additional Requirements.
          (a) Notwithstanding anything to the contrary expressed or implied in this Agreement, the sale, assignment, transfer, pledge or other disposition of any interest in the Company is ineffective unless approved in advance by the Nevada Gaming Commission. If at any time the Nevada Gaming Commission finds that a Member which owns any such interest is unsuitable to hold that interest, the Nevada Gaming Commission shall, pursuant to N.R.S. Section 463.5733(2), immediately notify the Company of that fact. The Company shall, within ten (10) days from the date that it receives the notice from the Nevada Gaming Commission, return to the unsuitable Member the amount of its capital account as reflected on the books of the Company. Beginning on the date when the Nevada Gaming Commission serves notice of a determination of unsuitability, pursuant to the preceding sentence, upon the Company, it is unlawful for the unsuitable Member: (i) to receive any share of the distribution of profits or cash or any other property of, or payments upon dissolution of, the Company, other than a return of capital as required above; (ii) to exercise directly or through a trustee or nominee, any voting right conferred by such interest; (iii) to participate in the management of the business and affairs of the Company; or (iv) to receive any remuneration in any form from the Company, for services rendered or otherwise.
          (b) Any Member that is found unsuitable by the Nevada Gaming Commission shall return all evidence of any ownership in the Company to the Company, at which time the Company shall within ten (10) days after the Company receives notice from the Nevada Gaming Commission, return to the Member in cash, the amount of its capital account as reflected on the books of the Company, and the unsuitable Member shall no longer have any direct or indirect interest in the Company.
ARTICLE 12
DISPUTE RESOLUTION
     Dispute Resolution. The Members commit to each other to resolve any Dispute or other issues in a commercially reasonable manner as promptly as possible and to cause their respective representatives to be readily available to address business issues that arise. Any Dispute shall be resolved exclusively under the mediation and arbitration procedures of this Article 12.
     12.1 Commencement of Mediation and Arbitration. Any Member may invoke the mediation and arbitration procedures under the provisions of this Section 12.1 by giving written notice thereof (a “Dispute Notice”) to the other Member and to the Company, specifying the Dispute to be arbitrated, the nature and amount (if any) of the Dispute and a demand to resolve the Dispute.
     12.2 Mediation. The parties shall attempt in good faith to resolve the Dispute by mediation under the Commercial Mediation Rules of JAMS in effect on the date of the Dispute Notice. If the parties cannot agree on the selection of a mediator within five Business Days after delivery of the Dispute Notice, the mediator will be selected by JAMS. If the Dispute has not been resolved by mediation within twenty (20) days after delivery of the Dispute Notice (the “Mediation Period”) then the Dispute shall be determined by arbitration in accordance with the provisions of Section 12.2 through Section 12.13.
     12.3 Rules of Arbitration. Any arbitration shall be settled in accordance with the Comprehensive Arbitration Rules and Procedures (the “Rules”) of JAMS in effect on the date of the Dispute Notice, and the federal Arbitration Act, except as specifically modified in this Section 12.3. The statute of limitations, estoppel, waiver, laches and similar doctrines, which would otherwise be applicable in an action brought by a Member, shall be applicable in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of any action for these purposes.
     12.4 Selection of Arbitrator. Within ten (10) calendar days of the expiration of the Mediation Period, if any issues in the Dispute Notice have not been resolved, the Members shall select a single arbitrator or a three-member panel exclusively drawn from the JAMS panel of retired judges (individually or collectively, as the case may be, the “Arbitrator”) to hear the Dispute, depending upon the following circumstances: (i) if the Members are able to agree upon one individual, such individual shall be the Arbitrator, (ii) if the Members are not able to agree upon a single Arbitrator, the Member initiating the request for arbitration shall select one Arbitrator from the JAMS panel of retired judges and the adverse Member shall select one Arbitrator from the JAMS panel of retired judges, and the two Arbitrators shall select as promptly as possible but not later than twenty (20) days after the Members have selected their Arbitrators, a third individual from the JAMS panel of retired judges, and (iii) if the two Arbitrators are unable to agree upon a third Arbitrator, the JAMS case manager shall select the third Arbitrator. Notwithstanding the foregoing, if the only relief sought in the matter is for a monetary award of $250,000.00 or less, then one Arbitrator selected from the JAMS panel of retired judges by the JAMS case manager shall resolve the Dispute. The Arbitrator shall proceed to hear and decide the matters at issue in such manner as the Arbitrator determines. The Arbitrator shall be neutral and independent and no Arbitrator shall have or shall previously have had any relationship with any of the Members or their Affiliates or the Company. The Arbitrator must be knowledgeable and experienced in the subject matter of the Dispute. The Members agree that it is in the best interests of the Company to have any matter submitted to arbitration under the provisions of this Section 14.16 decided as expeditiously as possible, which in no event may be more than one hundred twenty (120) days after the date of the Dispute Notice, unless the matter in dispute requires a shorter period or the Members agree otherwise.
     12.5 Choice and Adoption of Law. The Members agree that the interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to conflict of laws principles) and applicable federal law, including the federal Arbitration Act, 9 U.S.C. ‘1, et seq. The Members further agree that all tribal laws are expressly excluded as applicable law.
     12.6 Place of Hearing. All arbitration hearings shall be held at a place designated by the Arbitrator in Las Vegas, Nevada or at such other place that has received approval of the Members. To the extent possible, the hearings shall be held on consecutive days, excluding weekends and holidays, until completion.
     12.7 Confidentiality. The Members and the Arbitrator shall maintain strict confidentiality with respect to the arbitration proceedings.
     12.8 Service of Process. Service of process may be made by any means authorized by applicable law and the JAMS rules.
     12.9 Form of Arbitrator’s Award. The Arbitrator shall issue its decision in writing, with written findings of fact, conclusions of law, and a calculation of how damages, if any, were determined. Any award not so supported shall be null and void, and the matter shall be referred to a new Arbitrator, to be selected as set forth herein. If a three-member arbitration panel is involved, the decision shall be by a majority vote. Except as may be limited elsewhere herein, the Arbitrator shall have the power to award any remedy or relief that a court of competent jurisdiction could order or grant, including damages, equitable remedies, specific performance of any obligation created under this Agreement, the issuance of any injunction, and the imposition of sanctions for abuse or frustration of the arbitration process. The award rendered by the Arbitrator shall be final, and judgment may be entered upon it in accordance with the Act in any court having jurisdiction. As an additional limitation, a monetary award may only be made for compensatory damages, and if any other damages (whether exemplary, punitive, consequential or other) are included, the award shall be vacated and remanded, modified or corrected as appropriate to promote this damage limitation.
     12.10 Performance During Disputes. It is mutually agreed that during any Dispute, including a Dispute as to the validity of this Agreement, the Members shall continue to possess the rights, duties, and obligations set forth in this Agreement.
     12.11 Review of Arbitrator’s Award. Any party may seek to have the Arbitrator’s award modified, corrected, confirmed or vacated in accordance with Nevada Revised Statutes Chapter 38.
     12.12 Discovery. For any arbitration initiated hereunder, the Members may conduct discovery in advance of the arbitration hearing in accordance with the Nevada Rules of Civil Procedure. Upon the request of a Member or the Members, the Arbitrator shall establish a discovery cutoff date and any other necessary pre-hearing deadlines.

     12.13 Costs of Arbitration and Attorneys’ Fees. The prevailing party or parties in any arbitration or judicial proceeding (including a proceeding to compel arbitration or defending against an attempt to stay an arbitration award or defending or enforcing an award) shall be awarded reasonable legal fees and costs, including any expert witness expenses, and all fees and expenses of the Arbitrator and JAMS. The prevailing party or parties shall submit a detailed statement of its fees and costs to the Arbitrator within 20 calendar days after receipt of the arbitration award. The parties agree that the Arbitrator shall retain jurisdiction after issuance of the arbitration award solely to make a determination on the issue of awarding fees and costs to the prevailing party.
     12.14 Joinder of Third Parties. No Member shall have the right to object to the joinder of third parties in such proceedings in order to resolve any other disputes, the facts of which are related to the Dispute submitted for arbitration hereunder.
     12.15 Issues involving Business Judgment. In arbitrating a Dispute between the Members involving an issue of business judgment (as opposed to an alleged violation of law or breach of a contractual obligation), the Arbitrator shall resolve the Dispute by choosing one Member’s proposal for resolving the Dispute. Each Member shall submit to the Arbitrator a reasonably detailed proposal for resolving the Dispute including reasonably detailed supporting evidence and reasoning for the proposal. To the extent the subject matter of the Dispute involves an issue of business judgment, the Arbitrator shall be guided by (i) the elements of the most recent Overall Approved Budget/Plan (including the assumptions and qualifications contained therein), including any element thereof that addresses the risk tolerance of the Company, the profitability of the Company and other economic factors, or (ii) if an Overall Approved Budget/Plan has not been approved, the attainment of the highest reasonably feasible internal rate of return on Capital Contributions when compared to other projects of comparable size, complexity, duration and risk.
ARTICLE 13
MISCELLANEOUS
     13.1 Governing Law. This Agreement is governed by and construed in accordance with the laws of the State of Nevada, without regard to conflicts of laws principles.
     13.2 Method of Providing Notices. All communications, notices, demands, requests or advice (“Notices”) required or permitted hereunder shall be in writing and shall be served on the parties at the address set forth below, which address may be modified by the applicable Member by means of a Notice to the other Members. When any written Notice is requested or may be given hereunder, it shall be deemed sufficient if the party giving such Notice delivers the same to the other party by overnight delivery service, by facsimile with a copy by overnight delivery service for the next day, or by hand delivery. All Notices delivered by mail or by hand shall be deemed to have been given when received or first refused by any party hereto at the addresses listed on the signature page hereto.

(a) if to MGM, to:
MGM MIRAGE 3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: James J. Murren, President, CFO and Treasurer
Fax: (702) 693-7628
With a copy to:
Gary N. Jacobs, Executive Vice President, General Counsel and Secretary
MGM MIRAGE
3600 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Fax: (702) 693-7628
(b) If to JRD, to:
Diamond Resorts
3745 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Steven Cloobeck
Fax: (702) 798-8840
With a copy to:
Richard Cloobeck
Diamond Resorts
3745 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Fax: (702) 798-8840
and
American Nevada Holdings, LLC
901 North Green Valley Parkway
Suite 200
Henderson, Nevada 89074
Attention: Bruce Deifik
Fax: (702) 990-9860
With a copy to:
Rob Solomon, General Counsel
American Nevada Holdings, LLC
901 North Green Valley Parkway
Suite 200
Henderson, Nevada 89074
Fax: (702) 990-9860

     13.3 Severability. If any provision of this Agreement is conclusively determined by a court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement is not affected thereby.
     13.4 Binding Effect. Except as otherwise provided herein, this Agreement inures to the benefit of and is binding upon the Members and their respective successors and assigns.
     13.5 Titles and Captions. All article, section and paragraph titles and captions contained in this Agreement are for convenience only and are not a part of the context hereof.
     13.6 Pronouns and Plurals. All pronouns and any variations thereof are deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the appropriate Person(s) may require.
     13.7 No Third Party Rights. This Agreement is intended to create enforceable rights between the parties hereto only, and creates no rights in, or obligations to, any other Persons whatsoever. Without limiting the generality of the foregoing, as to any third party, a deficit capital account of a Member shall not be deemed to be a liability of such Member nor an asset or property of the Company.
     13.8 Time is of Essence. Time is of the essence in the performance of each and every obligation herein imposed.
     13.9 Further Assurances. The parties agree to execute all further instruments and perform all acts that are or may become necessary to effectuate and to carry on the business contemplated by this Agreement.
     13.10 Estoppel Certificates. Each Member agrees, at the request of another Member, to execute and deliver an estoppel certificate stating that this Agreement is in full force and effect and that to the best knowledge and belief of the certifying Member there are no defaults by any Member under this Agreement (or specifying in reasonable detail such defaults, if any are claimed).
     13.11 Schedules Included in Exhibits; Incorporation by Reference. Any reference to an Exhibit to this Agreement contained herein is deemed to include any Schedules to such Exhibit. Each of the Exhibits referred to in this Agreement, and each Schedule to such Exhibits, is hereby incorporated by reference in this Agreement as if such Schedules and Exhibits were set out in full in the text of this Agreement.
     13.12 Amendments. Amendments to this Agreement may be made in accordance with the provisions of Section 6.9.
     13.13 Counterparts. This Agreement may be executed in counterparts.
     13.14 Creditors. No provision of this Agreement is for the benefit of or enforceable by any creditors of the Company, and no creditor will be entitled to require either Member to solicit or demand Capital Contributions from the other Member. The Company may not assign a

Member’s obligation to make Capital Contributions to any third party without the prior written consent of such Member.
     13.15 Entire Agreement. This Agreement and the Exhibits hereto contain all of the agreements between the parties hereto and supersede any and all prior agreements, arrangements or understandings between the parties relating to the subject matter hereof. No oral understandings, oral statements, oral promises or oral inducements exist. No representations, warranties, covenants or conditions, expressed or implied, whether by statute or otherwise, other than as set forth herein, have been made by the parties hereto.
     13.16 Independent Legal Counsel. Each party has had the opportunity to consult with independent legal counsel in connection with the negotiation of this Operating Agreement and the formation of the Company.
     13.17 Proceeding Expenses. In any controversy, claim or dispute arising out of, or relating to, this Agreement or the method or manner of the performance hereof, the prevailing party, as determined by the arbitrator or court, as applicable, is entitled, in addition to any other relief, to recover proceeding expenses. If no party wholly prevails, the party that substantially prevails, as determined by the arbitrator or court, is entitled to recovery of proceeding expenses. In determining the award of proceeding expenses, attorneys’ fees, proceeding costs, cost of investigation and other reasonable expenses must be included. For the purposes of this provision, the term “proceeding” includes arbitration, administrative, bankruptcy and judicial proceedings, including appeals therefrom.
     13.18 Specific Performance. Each Member agrees that the Company and the other Member(s) would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages may not provide an adequate remedy in such event. Accordingly, it is agreed that, in addition to any other remedy to which the Company and the nonbreaching Member(s) may be entitled, at law or in equity, the Company and the nonbreaching Member(s) are entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction thereof.
     13.19 Non-Involvement of Certain Parties. JRD hereby acknowledges and agrees in perpetuity that, in the event that there is any breach or alleged default by MGM Jean or any Affiliate thereof of this Agreement, or the Company has or may have any claim arising from or relating to the services to any actions to be taken by MGM Jean or any Affiliate thereof under this Agreement, JRD shall not, and shall cause its Affiliates not to, commence any lawsuit or otherwise seek to impose any liability whatsoever against Kirk Kerkorian or Tracinda Corporation. JRD hereby further acknowledges and agrees in perpetuity that neither Kirk Kerkorian nor Tracinda Corporation shall have any liability whatsoever to any Person with respect to this Agreement or with respect to any services provided or other actions taken hereunder or pursuant hereto by any Member, any Affiliate thereof or the Company. JRD hereby further acknowledges and agrees in perpetuity that it shall not permit, by act or omission, any Person claiming through it, to assert a claim or impose any liability against either Kirk Kerkorian or Tracinda Corporation, either collectively or individually, as to any matter or thing arising out of, or relating to, or any alleged breach or default by MGM Jean, any Affiliate thereof, or the Company under or pursuant to this Agreement. In addition, JRD acknowledges and agrees in perpetuity that neither Kirk Kerkorian nor Tracinda Corporation, individually or collectively, is a party to, or bound by any term or provision of, this Agreement or liable for any alleged breach or default thereof.
     13.20 Waiver of Partition Right. Each Member hereby waives any right to partition or the right to take any other action that might otherwise be available to such Member for the purpose of severing such Member’s relationship with the Company or such Member’s interest in the assets and properties held by the Company from the interest of the other Members until the dissolution of the Company.
     13.21 Interpretation. When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article or Section of or a Schedule to or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” To the extent any restriction on the activities of the Company under the terms of this Agreement requires prior approval under any Gaming Laws, such restriction shall be of no force or effect unless and until such approval is obtained. If any provision of this Agreement is illegal or unenforceable under any Gaming Laws, such provision shall be void and of no force or effect.
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[SIGNATURE PAGES TO FOLLOW]

JEANCO, LLC
MEMBER SIGNATURE PAGE
     The undersigned, by executing this Member Signature Page, hereby adopts all of the terms, provisions and conditions of the Operating Agreement (the “Agreement”) of Jeanco, LLC and agrees to become a Member under the terms of the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

MGM JEAN, LLC

By:	/s/ James J. Murren

Its:	Treasurer
JEANCO REALTY DEVELOPMENT, LLC
A Nevada limited liability company,

By:	AMERICAN NEVADA COMPANY, LLC
a Nevada limited liability company,
Its MANAGER;

By :	/s/ Bruce Deifik

JEANCO, LLC
MANAGER SIGNATURE PAGE
     The undersigned, by executing this Manager Signature Page, hereby adopts all of the terms, provisions and conditions of the Operating Agreement (the “Agreement”) of Jeanco, LLC and agrees to become a Manager under the terms of the Agreement.
     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

MGM JEAN, LLC

By:	/s/ James J. Murren

Its:	Treasurer
JEANCO REALTY DEVELOPMENT, LLC
A Nevada limited liability company,

By:	AMERICAN NEVADA COMPANY, LLC
a Nevada limited liability company,
Its MANAGER;

By :	/s/ Bruce Deifik